Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

LSF11 REDWOOD PARENT, L.P.,

as the Seller,

LSF11 REDWOOD TOPCO LLC,

as the Company,

ITT INDUSTRIES HOLDINGS, INC.,

as the Buyer,

and

ITT INC.,

as the Parent

Dated as of December 4, 2025

i

(Continued)

(Continued)

(Continued)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of December 4, 2025 (this “Agreement”), among LSF11 Redwood Parent, L.P., a Delaware limited partnership (the “Seller”), LSF11 Redwood TopCo LLC, a Delaware limited liability company (the “Company”), ITT Industries Holdings, Inc., a Delaware corporation (the “Buyer”), and ITT Inc., an Indiana corporation (the “Parent” and together with the Buyer, the “Buyer Parties” and each a “Buyer Party”).

RECITALS

A. The Seller owns 100% of the issued and outstanding membership interests in the Company (the “Interests”).

B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Interests.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, charge, complaint, suit, arbitration, information request, litigation, demand, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any Governmental Authority or mediator.

“Adjustment Escrow Amount” means $30,000,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, including any remaining interest or other amounts earned thereon.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that with respect to the Buyer Parties, in respect of any period commencing prior to the Closing, “Affiliate” shall not include the Company and its Subsidiaries and, in respect of any period commencing at or after the Closing, “Affiliate” shall include the Company and its Subsidiaries; provided further that in no event shall (a) the Company or any of its Subsidiaries be considered an Affiliate of any portfolio company of any investment fund or vehicle affiliated with or under common control with Lone Star Fund XI, LP, or (b) any portfolio company of any investment fund or vehicle affiliated with or under common control with Lone Star Fund XI, LP be considered an Affiliate of the Company or any of its Subsidiaries. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous consolidated, combined, unitary or similar Income Tax group under state, local or non-U.S. Law).

“Aggregate Stock Consideration” means 3,839,824 shares of Parent Common Stock.

“Aggregate Stock Consideration Value” means $700,000,000.

“Aggregate Cash Closing Consideration” means an amount equal to the Estimated Purchase Price minus the Aggregate Stock Consideration Value.

“Aggregate Closing Consideration” means, collectively, the Aggregate Cash Closing Consideration and the Aggregate Stock Consideration.

“AI Inputs” means any data or content or other materials used to develop, train, validate, test or improve any AI Technology.

“AI Technology” means any and all deep learning, machine learning, and other artificial intelligence technologies, including large language models.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Accounting Principles” means (a) the accounting principles, policies and procedures set forth on Part I of Schedule 1.1(a), (b) to the extent not inconsistent with clause (a), the accounting principles, practices, assumptions, conventions, calculations, valuation methodologies, techniques, classifications and policies (including in respect of management judgment and estimation methodologies including nature of accounts, levels of reserves and levels of accruals) actually used in the preparation of the Annual Financial Statements as at December 31, 2024, including, for the avoidance of doubt, the accounting principles, practices, assumptions, conventions, calculations, valuation methodologies, techniques, classifications and policies set forth on Part II of Schedule 1.1(a), and (c) to the extent not addressed by clause (a) or (b), GAAP. In the event of conflict, clause (a) shall take precedence over clauses (b) and (c), and clause (b) shall take precedence over clause (c). Notwithstanding the foregoing, and for the avoidance of doubt, the definitions of Indebtedness, Cash, Transaction Expenses and Net Working Capital shall control and prevail in the event of any conflict with the Applicable Accounting Principles as to the calculations of such items hereunder.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York or Charlotte, North Carolina.

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or any of the other Transaction Documents to which it will be a party or the consummation by the Buyer of the transactions contemplated hereby or thereby.

“Cash” means the aggregate amount of all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries, including all commercial paper, treasury bills, bank notes, and short-term investments, and including (to the extent not included in Net Working Capital) accrued interest thereon, checks, wires, and other deposits in transit or available for deposit and checks and drafts deposited, to the extent such checks or drafts have not been credited by the applicable bank, in all cases determined in accordance with the Applicable Accounting Principles; provided that (x) any payments made by the Company or any of its Subsidiaries in respect of Indebtedness or Transaction Expenses or (y) any cash dividends or other cash distributions made by the Company, in each case, from the Calculation Time through the Closing shall be calculated as if such payments, dividends or distributions had been made prior to the Calculation Time.

“Calculation Time” means 12:01 a.m., Eastern Time, on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any labor-related agreement, memorandum of understanding, or other similar labor-related obligation between the Company or any of its Subsidiaries and any labor union, trade union, labor organization, employee representative, or works council with respect to any one or more employees of the Company or any of its Subsidiaries.

“Company Data” means all data Processed by the Company or any of its Subsidiaries and contained in the systems, databases, files or other records of the Company, including Personal Data.

“Company Intellectual Property” means all Intellectual Property that is owned, purported to be owned, used, held for use or practiced by the Company or any of its Subsidiaries.

“Competing Transaction” means any of the following involving the Company other than the transactions contemplated hereby: any proposed (i) merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries, (ii) sale, lease, exchange, transfer, license or other disposition directly or indirectly of 10% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole,

(based on fair market value) or (iii) transaction (including a tender offer or exchange offer) in which any Person would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership, of (whether itself, as a member of any “group” (as such term is defined under the Exchange Act) or otherwise), 10% or more of any class of equity securities of the Company or any of its Subsidiaries.

“Compliant” means having satisfied the applicable requirements of Regulations S-X and S-K under the Securities Act for an offering of debt securities or equity securities in a transaction registered under the Securities Act on a Form S-3 registration statement and of the type customarily required by any Financing Document including as is reasonably necessary to permit the Company’s auditors to issue “comfort letters” in connection with the Financing, including as to customary negative assurances and change period comfort.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related outbreaks.

“Credit Agreement” means (a) that certain credit agreement, dated as of April 5, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Redwood Acquisitions, SPX FLOW, Inc. (“FLOW”), the several banks and other financial institutions or entities from time to time party thereto as lenders, Citibank, N.A., as administrative agent and collateral agent thereunder, and Deutsche Bank AG Filiale Deutschlandgeschäft, as foreign trade facility agent thereunder, and (b) the related Loan Documents (as defined in the Credit Agreement).

“Debt Financing Source” means each entity (including the lenders and each agent and arranger) that has committed to provide or otherwise entered into agreements to provide the Debt Financing in connection with the transactions contemplated hereby, together with each Affiliate thereof and their respective successors and permitted assigns.

“Debt Financing Source Related Party” means each Debt Financing Source and each former, current or future officer, director, member, manager, employee, direct or indirect equity holder, general or limited partner, controlling Person, advisor, attorney, agent and representative of each such entity or Affiliate and their respective successors and permitted assigns.

“Debt-Like Tax Amount” means $13,300,000, which is a fixed amount that reflects the expected cost of certain Tax liabilities for the Pre-Closing Tax Period as shown on Schedule 1.1(b) attached hereto.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities Laws, and not including any non-exclusive license of Intellectual Property).

“Enforceability Exceptions” means, with respect to any specified obligation, any limitations on the enforceability of such obligation due to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (including public policies) or except as rights to indemnification or contribution may be limited by Federal, state, provincial or territorial securities laws.

“Enterprise Value” means $4,775,000,000.

“Environmental Laws” means any applicable Laws of any Governmental Authority in effect as of the date hereof relating to protection of human health, safety, or the environment including any of the foregoing regulating the management, manufacturing, treatment, storage, transportation, or disposal of Hazardous Materials, or occupational safety or health.

“Environmental Permits” means all Permits required under applicable Environmental Law.

“Equity Interest” means, with respect to any Person, any and all shares, interests, or other equivalents (however designated and whether voting or non-voting) of such Person’s capital stock or other equity interests (including partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), and any equity or debt securities convertible into or exchangeable or exercisable for such Person’s capital stock or other equity interests (including any options, warrants, calls, subscriptions or other purchaser or redemption rights).

“Equity Financing” means, after the date hereof and prior to or in connection with the Closing, an offering of Parent Common Stock registered, or exempt from registration, under the Securities Act intended to finance a portion of the Aggregate Cash Closing Consideration.

“Equity Financing Sources” means Persons which may commit, or otherwise enter into contractual arrangements to subscribe for or acquire Parent Common Stock in exchange for cash in connection with an Equity Financing, including, without limitation, underwriters and placement agents, and their respective Affiliates, and such Person’s (and their respective Affiliates’) officers, directors, employees, attorneys, advisors, agents and representatives involved in the Equity Financing, and, in each case, their respective successors and assigns.

“ERISA Affiliate” means any entity, trade, or business (whether or not incorporated) that is, or has at the relevant time been, under common control, or treated as a single employer, with the Company or any of its Subsidiaries under Section 414(b), (c), (m), or (o) of the Code.

“Escrow Agent” means U.S. Bank, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, the Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit A.

“Estimated Purchase Price” means (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) the Estimated Transaction Expenses, minus (vii) the Adjustment Escrow Amount.

“Financing Document” means any Registration Statement, prospectus, offering memorandum, and each amendment or supplement thereto, and all related definitive contractual arrangements (including any underwriting agreement, placement agent agreement, purchase agreement, commitment letter, credit agreement or loan agreement), in any case related to an Equity Financing or Debt Financing.

“Foreign Investment Laws” means any national, regional, domestic or foreign Law regarding foreign direct investment, including Laws requiring approval related to national security in the context of foreign direct investment.

“Fraud” means, with respect to any Person, intentional (and not constructive) misrepresentation of a material fact by such Person with respect to the making of the representations and warranties in Article III, IV or V (as applicable) with the actual knowledge (as opposed to imputed or constructive knowledge or knowledge that could have been obtained after inquiry) of such Person that such representation was false when made and which was made with the intent to induce the Person to whom such representation was made (the “Recipient”) to enter into or consummate the transactions contemplated by this Agreement and upon which the Recipient has relied to its detriment.

“GAAP” means United States generally accepted accounting principles as in effect as of the time of the preparation of the applicable financial statements.

“Governmental Authority” means any United States or non-United States national, federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body (public or private) of competent jurisdiction.

“Government Official” means, collectively, any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority or public international organization, any political party or official thereof and any candidate for political office.

“Hazardous Materials” means any material, substance, or waste that is identified or regulated by any Governmental Authority because of its potential ignitability, reactivity, corrosivity, toxicity, or other hazard to human health or the environment, including hazardous wastes, hazardous materials, hazardous constituents, hazardous substances, extremely hazardous substances, restricted wastes, toxic substances, contaminants, pollutants, radioactive materials, petroleum, oils, per- and poly-fluorinated alkyl substances, and polychlorinated biphenyls.

“Income Tax” means any U.S. federal, state, local, or non-U.S. income Tax or other Tax imposed on or with reference to net income, profits, net profits, margin, or other similar measures (including withholding Taxes imposed by reference to the net or gross income (other than wages) of another Person, but excluding, in each case, for the avoidance of doubt, any ad valorem, property, excise, sales, use, goods and services, severance, production, utility and other similar Taxes not imposed on or with reference to any such measures).

“Indebtedness” means, as at a specified time, without duplication, (i) the outstanding principal amount, plus any related accrued and unpaid interest, and to the extent actually payable, fees and prepayment premiums or penalties, of (a) indebtedness for borrowed money of the Company and its Subsidiaries and (b) indebtedness of the Company and its Subsidiaries evidenced by any note, bond or debenture, (ii) reimbursement obligations of the Company and its Subsidiaries under letters of credit, performance bonds, surety bonds, bankers acceptances and similar obligations, in each case only to the extent drawn, (iii) all obligations under leases required to be classified as finance leases or capital leases by the Company and its Subsidiaries in accordance with GAAP, (iv) all obligations for amounts due on termination under or to otherwise unwind any interest rate, currency or other hedging, swap, collar, cap, forward contracts or similar agreements, (v) any amounts for the contingent, deferred or unpaid purchase price of assets, securities, goods and services with respect to past acquisitions, including any earn out liabilities or any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries, (vi) accrued but unpaid dividends, (vii) unpaid management fees payable to the Seller or any of its Affiliates, (viii) financed insurance premiums, (ix) the Debt-Like Tax Amount (which is a fixed amount and for the avoidance of doubt, Indebtedness shall not include any other Taxes), (x) the Pension Amount (which is a fixed amount and for the avoidance of doubt, Indebtedness shall not include any other pension or similar obligations) and (xi) all obligations of the type referred to in clauses (i) through (viii) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary herein, in no event shall “Indebtedness” include (A) any operating lease obligations, (B) any intercompany obligations between or among the Company or any of its Subsidiaries, (C) obligations under any undrawn letters of credit, performance bonds or similar obligations, (D) any prepayment or redemption premiums payable with respect to any bonds outstanding as of the date hereof (including any premium that would be payable in connection with a change of control tender offer), (E) trade payables and accrued expenses arising in the ordinary course of business, (F) amounts with respect to Cash, Net Working Capital or Transaction Expenses or (G) any obligations incurred or to be incurred by the Buyer Parties or their respective Affiliates or at the express written direction of a Buyer Party or any of their respective Affiliates.

“Intellectual Property” means all intellectual property, intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extensions of any of the foregoing (“Patents”), (b) trademarks, service marks, trade names, trade dress, logos, corporate names, social media handles and accounts and other source or business identifiers and any registrations, applications, renewals and extensions of any of the foregoing and all goodwill associated with any of the foregoing (“Marks”), (c) Internet domain names, uniform resource locators and social media accounts and handles, (d) copyrights, mask works, works of authorship and any registrations, applications, renewals, extensions and reversions of any of the foregoing (“Copyrights”), (e) trade secrets, know-how and confidential and proprietary information, information, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, research and development, data, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not) and improvements, in each case, excluding any of the foregoing that comprise or are protected by issued Patents or published Patent applications; (f) Software; and (g) other proprietary rights relating to any of the foregoing.

“International Trade Laws” means any applicable (a) Sanctions; (b) U.S. export control Laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended)), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (c) Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (d) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (e) export, import and customs Laws of other countries in which the Seller, Company, or the Company’s Subsidiaries has conducted and/or currently conduct business.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” with respect to the Company means the actual knowledge of the Persons set forth in Schedule 1.1(a) of the Disclosure Schedules, in each case, after reasonable inquiry of their direct reports who would reasonably be expected to have knowledge of the applicable subject matter.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, executive order, injunction, judgment, decree, order or other requirement of any Governmental Authority.

“Leased Real Property” means the real property leased, subleased, licensed, used or occupied by the Company or any of its Subsidiaries, in each case, as tenant, subtenant, licensee or user, together with, to the extent leased by the Company or its Subsidiaries, all buildings and other structures, facilities, systems or improvements previously or hereafter located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, change, occurrence or effect to the extent resulting from the following shall be deemed to constitute a Material Adverse Effect: (i) any changes in general economic or business conditions, or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (ii) general changes or developments in any of the industries in which the Company or any of its Subsidiaries operate, (iii) any actions required under this Agreement to obtain any approval or authorization under applicable Antitrust Laws or Foreign Investment Laws for the consummation of the transactions contemplated hereby, (iv) any adoption, implementation, modification, repeal or other changes in any applicable Laws or any changes in applicable accounting regulations or principles (including GAAP) or in interpretations of any of the foregoing, in each case after the date hereof, (v) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vi) political, geopolitical or regulatory conditions or any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, acts of sabotage, acts of foreign or domestic terrorism, malicious cyber-enabled activities (including hacking, data loss, ransomware and other unauthorized cyber intrusions that seek to compromise the confidentiality, integrity or availability of computer or communication systems or information therein), or governmental shutdown or slowdown, or any escalation or worsening of any such conditions, (vii) natural or manmade disasters, hurricanes, floods, tornados, tsunamis, earthquakes or other weather conditions or other acts of God, (viii) any epidemic, pandemic or disease outbreak (including COVID-19), or any escalation or worsening of such conditions, (ix) changes in the trade relations or policies of the United States or any other jurisdiction or region with respect to any other jurisdiction or region including any tariffs, duties, quotas, trade restrictions or other measures imposed or threatened by the United States or any other jurisdiction or region on the import or export of goods or services, (x) the announcement or pendency of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the representations and covenants set forth herein (other than non-contravention representations in Section 3.3 and Section 4.3 and such covenants set forth in Section 6.1(a)), or (xi) any action taken by the Seller or the Company, or which the Seller or the Company causes to be taken by any of the Company’s Subsidiaries, in each case which is required by this Agreement (other than such covenants set forth in Section 6.1(a)) or taken at the specific written request of a Buyer Party; provided, in the case of clauses (i), (ii), (iv), (vi), (vii), (viii) and (ix), to the extent the impact of such event, change, occurrence or effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries operate (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”).

“Net Working Capital” means, as at a specified time and without duplication, an amount (which may be positive or negative) equal to (i) only those current assets of the Company and its Subsidiaries that are included in the trial balance accounts of current assets specifically identified in Schedule 2.4(a), minus (ii) only those current liabilities of the Company and its Subsidiaries that are included in the trial balance accounts of current liabilities specifically identified in Schedule 2.4(a), in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with the Applicable Accounting Principles. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include any items included in Cash, Indebtedness, or Transaction Expenses.

“Open Source Software” means any software that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software or under any licensing or distribution models similar to open source, including any software licensed under or subject to terms that require source code to be provided or made available to subsequent licensees or sublicensees (regardless of whether the license restricts source code from being distributed in modified form), including any software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an Open Source License by the Open Source Initiative.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, amalgamation or organization, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement or such other organizational documents of such Person.

“Owned Intellectual Property” means Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities, improvements and fixtures located thereon and all easements, licenses, rights, interests and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Parent Common Stock” means shares of common stock of the Parent, par value $1.00 per share.

“Pension Amount” means $28,200,000.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due and payable (taking into account automatic extensions granted in the ordinary course and that do not result in the imposition of a penalty) or with respect to which the validity or amount is being contested in good faith through appropriate proceedings and for which adequate reserves with respect thereto are maintained on the Company’s or its Subsidiaries’ books, as applicable, in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising in the ordinary course of business with respect to any amounts not yet due and payable or with respect to which there is no default on the part of the Company or any of its Subsidiaries or the validity or amount is being contested in good faith through appropriate proceedings and for which adequate reserves with respect thereto are maintained on the Company’s or its Subsidiaries’ books, as applicable, in accordance with GAAP, (iii) pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) all restrictions, easements, minor imperfections of title, charges and rights-of-way that would not reasonably be expected to impair the current use or occupancy of any real property subject thereto, and (vi) all liens granted pursuant to the Credit Agreement (that will be released on the Closing Date).

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Data” means any information about an individual person which is used or could be used to identify the individual, alone or in combination with any other information or data available to the Company, or which otherwise constitutes “personal information,” “personally identifiable information” or any other similar terms under applicable Law.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period that ends on, and includes, the Closing Date.

“Price Per Share” means $182.30.

“Privacy Laws” means (i) all applicable Laws issued by any Governmental Authority and binding industry guidance, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, transfer or Processing of Personal Data, data breach notification, website and mobile application privacy policies and practices, Social Security number protection, Processing and security of payment card information, and email, text message, or telephone communications and (ii) as applicable, the Payment Card Industry Data Security Standard.

“Process” or “Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, disposal or disclosure of data or as otherwise defined under Privacy Laws.

“Product” means each product and service developed, marketed, licensed, sold, performed, produced, serviced, distributed or otherwise made available by the Company or any of its Subsidiaries, including any product or service currently under development by the Company or its Subsidiaries.

“Public Health Measures” means any quarantine, “shelter-in-place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation issued or promulgated by any Governmental Authority, the World Health Organization or any industry group in connection with or in response to any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or in connection with or in response to any other public health conditions, in each case, whether such Law, order, directive, guideline or recommendation is in place currently or is issued, promulgated or modified hereafter.

“Purchase Price” means (i) the Estimated Purchase Price, as it may be adjusted in accordance with Section 2.4 plus (ii) any amounts paid to the Seller out of the Adjustment Escrow Fund.

“Redwood Acquisitions” means LSF11 Redwood Acquisitions, LLC, a Delaware limited liability company.

“Registered Company Intellectual Property” means all Owned Intellectual Property that has been issued by, registered with, or the subject of an application filed with, as applicable, the United States Patent and Trademark Office, the United States Copyright Office, private domain name registrar, or any similar office or agency anywhere in the world that has not lapsed or expired or that Seller, in its reasonable business judgment, has not decided to cancel, abandon, allow to lapse or not renew.

“Registration Rights Agreement” means the Registration Rights Agreement between the Parent and the Seller, substantially in the form attached hereto as Exhibit B, to be entered into at the Closing.

“Registration Statement” means any registration statement filed by a Buyer Party under the Securities Act and any amendment thereto.

“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement among the Parent, the Buyer and the Seller entered into concurrently with this Agreement.

“R&W Insurance Policy” means that certain insurance policy, to be issued by the R&W Insurer in the name and for the benefit of the Buyer, its Affiliates, and its and their respective officers, directors, employees and agents.

“R&W Insurer” means Euclid Transactional, LLC.

“Related Parties” means, with respect to a Person, such Person’s Affiliates and its and their respective current and former direct and indirect equityholders, members, directors, managers, partners (limited and general), officers, controlling Persons, employees, agents, Representatives and the respective successors and assigns of each of the foregoing.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Required Amount” means an amount of cash proceeds which, together with the cash, cash equivalents and other financial assets of the Buyer, is sufficient to pay in full all amounts required to be paid by the Buyer at the Closing pursuant to this Agreement (including the Aggregate Cash Closing Consideration, Indebtedness repayments, Transaction Expenses payable at Closing and any other amounts due by the Buyer at Closing).

“Required Information” means (a) the Annual Financial Statements, (b) the Interim Financial Statements, (c) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at each of March 29, 2025, June 28, 2025 and September 27, 2025, and the related consolidated statements of operations of the Company and its Subsidiaries for each such period, (d) if the Closing Date occurs after February 12, 2026, the audited consolidated balance sheets of the Company as at December 31, 2025, and the related statements of operations and cash flows of the Company for the fiscal year ended December 31, 2025, and (e) if the Closing Date occurs after the fortieth (40th) day following the end of a fiscal quarter of the Company (other than the fourth fiscal quarter) beginning with the fiscal quarter ending on March 31, 2026, the unaudited consolidated balance sheet of the Company and the related unaudited consolidated statements of operations and cash flows of the Company for such quarter.

“Sanctioned Person” means any Person that is: (a) identified on any Sanctions- or export-related restricted party list, including the Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identifications List, and Foreign Sanctions Evaders List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); the Denied Persons, Unverified, or Entity Lists, maintained by the U.S. Department of Commerce’s Bureau of Industry and Security; the Debarred List or non-proliferation sanctions lists maintained by the U.S. State Department’s Directorate of Defense Trade Controls; or any other similar list maintained by any other Governmental Authority with jurisdiction over any party to this Agreement; (b) organized, resident, or located in a country, territory, or geographical region which is itself the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, and prior to July 1, 2025, Syria) (each a “Sanctioned Jurisdiction”); or (c) owned, in the aggregate, 50% or more or controlled, directly or indirectly, by a Person or Persons described in clause (a) or (b).

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by the United States (including, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or any Governmental Authority with jurisdiction over any party to this Agreement.

“Security Incident” means any actual (i) breach of security or other unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use or disclosure that compromises the confidentiality, integrity, availability or security of Company Data or the Systems; (ii) unauthorized acquisition, interruption, modification, loss, theft, corruption, interference or unauthorized Processing of any data or information; or (iii) compromise, intrusion, misuse, interference or unauthorized access to or use of any System, or any unauthorized Processing of any data or information hosted, stored on or accessed therefrom, including any ransomware attack, distributed denial-of-service attack or any other similar incident, in each instance, regardless of whether any such incident or breach triggers any notice or reporting obligations under applicable Laws.

“Seller Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Seller or the Company of their respective obligations under this Agreement or any of the other Transaction Documents to which they will be a party or the consummation by the Seller or the Company of the transactions contemplated hereby or thereby.

“Seller Tax Matter” means each of (i) amending, modifying, or refiling any Tax Return of the Company or any of its Subsidiaries (other than any Buyer Filed Tax Return prepared pursuant to Section 7.1(b)); (ii) making, modifying, or revoking any Tax election of the Company or any of its Subsidiaries; (iii) filing any Tax Return of the Company or any of its Subsidiaries (other than any Buyer Filed Tax Return prepared pursuant to Section 7.1(b)) in a jurisdiction in which the Company or such applicable Subsidiary has not filed a Tax Return in respect of such period; (iv) extending or waiving the applicable statute of limitations with respect to a Tax of the Company or any of its Subsidiaries (other than any extension to file Tax Returns available in the ordinary course of business); (v) filing any ruling request (or other similar request) with any Governmental Authority with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries; (vi) entering or pursuing a voluntary disclosure agreement (or other similar agreement) with a Governmental Authority; (vii) settling, conceding, or compromising any Tax liability of the Company or any of its Subsidiaries; (viii) entering into any closing agreement or any other similar material agreement with respect to Taxes of the Company or any of its Subsidiaries; and (ix) surrendering any right to claim a refund, credit, or other similar offset of Taxes of the Company or any of its Subsidiaries, in each case, with respect to a Pre-Closing Tax Period.

“Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; and (c) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which (a) a majority of the total voting power of Equity Interests (without regard to the occurrence of any contingency) entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such first Person, or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) any Person of which a majority of the ownership interests are owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person shall be deemed to have a majority ownership interest in another Person if such Person is allocated a majority of the gains or losses of such Person or is or controls the managing director, the board, or general partner of such Person.

“Systems” means all of the Company’s information technology and operational technology systems, resources, software, hardware, devices, and networks, whether or not hosted on third party infrastructure, in each case, directly controlled by the Company.

“Target Net Working Capital” means $157,200,000.

“Tax Return” means any return, declaration, report, statement, form, claim for refund, information statement or other documents, including any related or supporting schedules, statements or documents and FinCEN Form 114, and any amendment or modification thereto, required to be filed or filed with a Governmental Authority with respect to Taxes.

“Taxes” means (i) any and all U.S. federal, state or local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare or other tax of any kind (together with any and all interest, penalties (including any penalties resulting from the failure to file a Tax Return whether or not any Taxes were required to be reflected on such Tax Return), additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority and (ii) liability for the payment of any amounts of the type described in clause (i) above of another Person arising as a result of (A) being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto) or (B) any transferee or secondary liability or any liability assumed by contract, Law, or otherwise.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Restrictive Covenant Agreement and the other written documents, instruments and certificates executed under or in connection with this Agreement.

“Transaction Expenses” means, without duplication, to the extent not paid by the Seller, the Company or any of their Subsidiaries prior to Closing, the fees, costs and expenses incurred or to be incurred or subject to reimbursement by or on behalf of the Company or any of its Subsidiaries, whether accrued or not, in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement or the other Transaction Documents or the performance or consummation the transactions contemplated by this Agreement, including: (i) the fees, costs and expenses of the Seller, the Company and its Subsidiaries for investment bankers, attorneys, accountants, service providers and other consultants and advisors, including Citigroup Global Markets Inc. (“Citi”), Jefferies and Gibson Dunn & Crutcher LLP (including brokerage fees, commissions, finders’ fees or financial advisory fees), (ii) all change in control bonus payments to be paid to any employee, director, independent contractor, or officer of the Company or any of its Subsidiaries at or after the Closing solely as a result of the transactions contemplated hereby, in each case pursuant to any arrangement entered into by the Seller, the Company, or any of its Subsidiaries at or prior to the Closing (including, for the avoidance of doubt, pursuant to any Employee Plan, including any transaction bonuses paid as permitted in Schedule 6.1(b)(xii)(E) and all amounts payable under the LSF11 Redwood Parent, L.P., International Long-Term Incentive Plan calculated in accordance with the Applicable Accounting Principles), including the employer portion of all applicable employment, payroll and similar Taxes related thereto, (iii) all severance payments and benefits payable to the individuals listed in Schedule 6.10(f) of the Disclosure Schedules (each, a “Senior Management Payment”), including the employer portion of all applicable employment, payroll and similar Taxes related thereto, and (v) fifty percent (50%) of (A) all Transfer Taxes, (B) all fees and expenses associated with obtaining the Escrow Agent, and (C) all fees and expenses associated with obtaining the D&O Insurance. Notwithstanding anything to the contrary herein, “Transaction Expenses” shall not include, (x) any item included in the calculation of Indebtedness or Net Working Capital, or (y) other than any Senior Management Payment, any payment pursuant to “double trigger” arrangements resulting in payments and/or benefits provided upon a termination of service on or following the Closing or any such payments triggered by any action of, or at the direction of, a Buyer Party or any of their respective Affiliates (including any constructive termination rights that arise as a result of the actions of the Company or its Subsidiaries upon or after the Closing (including changes in an individual’s authority, duties or responsibilities that may occur as a result of the Closing)).

“Transaction Tax Deductions” means, without duplication, any item of loss, deduction, or credit deductible by the Company or its Subsidiaries for Income Tax purposes at a “more likely than not” (or higher) level of authority in a Pre-Closing Tax Period resulting from or attributable to the payment of Transaction Expenses (including any amounts that would be Transaction Expenses except for the fact that such expenses were paid prior to Closing), Indebtedness, or any other fees, costs, expenses of the Company or any of its Subsidiaries related to or arising out of the transactions contemplated by this Agreement or reflected as a liability on the Final Closing Statement, including payment of any employee bonuses or other employee compensation (including pursuant to any employee performance incentive program that is attributable to or that benefits any employee of the Company or any of its Subsidiaries), any debt prepayment fees or capitalized debt costs, in each case, to the extent the Seller (or any of its Affiliates) made such payment (including indirectly through a reduction in Purchase Price as finally determined pursuant to Section 2.4). In determining the deductibility of any success-based fees included in Transaction Expenses, the parties hereto agree to apply the safe harbor election set forth in Rev. Proc. 2011-29.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Willful Breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of any covenant or agreement set forth in this Agreement, regardless of whether breaching such covenant or other agreement was the conscious object of the act or failure to act, or (ii) the failure of the Buyer or the Seller to effect the Closing if and when required pursuant to Section 2.2. It is understood that, without limitation, a failure by the Buyer to effect the Closing when required pursuant to Section 2.2(a) shall constitute a Willful Breach of the Buyer.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Term	Location
2026 EIP Floor Amount	6.10(c)
AAA	11.8(a)
Acquisition Engagement	11.17(a)
Additional Listing Application	6.13
Agreement	Preamble
Antitrust Law	6.6(j)
Balance Sheet	4.6(a)
Books and Records	4.1(e)
Buyer	Preamble
Buyer 401(k) Plan	6.10(g)
Buyer Parties	Preamble
Buyer Party	Preamble
Buyer Released Party	11.20(b)
Buyer Releasors	11.20(a)

Buyer Welfare Plans	6.10(b)
Closing	2.2(a)
Closing Cash	2.4(b)
Closing Indebtedness	2.4(b)
Closing Net Working Capital	2.4(b)
Closing Transaction Expenses	2.4(b)
Company	Preamble
Company Employees	6.10(a)
Company Trade Secrets	4.14(d)
Confidentiality Agreement	6.5
D&O Insurance	6.9(b)
Data Protection Requirements	4.14(j)
Definitive Debt Financing Agreement	11.22
Delaware Court	11.8(e)
Disclosure Schedules	Article III
Disputed Items	2.4(d)
DTC	6.15(h)
EIP	6.10(c)
Employee Plans	4.10
Environmental Laws	4.16(c)(i)
Environmental Permits	4.16(c)(ii)
ERISA	4.10(a)
Estimated Cash	2.4(a)
Estimated Indebtedness	2.4(a)
Estimated Net Working Capital	2.4(a)
Estimated Transaction Expenses	2.4(a)
Exchange Act	5.11
Final Closing Statement	2.4(b)
Financial Statements	4.6(a)
Foreign Antitrust Laws	3.3(b)
Foreign Benefit Plan	4.10(j)
Gibson Dunn	11.17(a)
Guaranteed Obligations	11.21
HSR Act	3.3(b), 3.3(b)
Indenture	6.15(h)
Independent Accounting Firm	2.4(d)
Insurance Policies	4.12
Interests	Recitals
Interim Financial Statements	4.6(a)
IP Assignment Agreement	4.14(e)
Lock-Up Period	6.16(a)
Malicious Code	4.14(h)
Material Contracts	4.17(a)
Material Customer	4.18(a)
Material Supplier	4.18(b)
Net Adjustment Amount	2.4(g)(i)

Non-Party Affiliate	11.19
Notice of Disagreement	2.4(c)
NYSE	5.11
Parent SEC Filings	5.13
Party-Appointed Arbitrators	11.8(a)
Payoff Amount	6.15(f)
Payoff Letters	6.15(f)
Permits	4.8(b)
PLPA	4.15(p)
Preliminary Closing Statement	2.4(a)
Recipient	1.1
Restricted Shares	6.16(a)
SEC	5.13
Securities Act	3.7
Seller	Preamble
Seller Parties	6.12(a)
Seller Plan	4.10(b)
Seller Releasees	11.20(a)
Senior Notes	6.15(h)
Termination Date	9.1(c)
Transfer Taxes	7.4
Trustee	6.15(h)
Waived 280G Benefits	6.11

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Interests to the Buyer and the Buyer shall purchase the Interests from the Seller, for the Aggregate Closing Consideration as provided in this Article II.

Section 2.2 Closing.

(a) The sale and purchase of the Interests shall take place at a closing (the “Closing”) which shall occur remotely via electronic exchange of documentation and consideration required to be delivered at Closing, at 10:00 a.m., Eastern time on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of such conditions at such time), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing; provided that without the Buyer’s written consent, Closing will not occur prior to March 2, 2026. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) At the Closing:

(i) the Buyer shall issue or pay, as applicable, or cause to be issued or paid, as applicable, to the Seller:

(A) the Aggregate Stock Consideration, free and clear of all Encumbrances (other than Encumbrances created by the Seller, arising under applicable securities Laws or pursuant to Section 6.16 of this Agreement); and

(B) an amount equal to the Aggregate Cash Closing Consideration;

(ii) the Buyer shall repay, or cause to be repaid, on behalf of the Company, the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.2(b)(ii) of the Disclosure Schedules in order to fully discharge such Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto (other than contingent and expense reimbursement obligations not then due and payable);

(iii) the Buyer shall pay, on behalf of the Company and to the extent unpaid as of immediately prior to the Closing, an amount equal to the Estimated Transaction Expenses to each Person who is owed a portion thereof; provided, that, if so directed by the Company, any such amounts constituting compensatory payments shall instead be delivered to the Company for payment by the Company to such individual through the Company’s or any of its Subsidiaries’ payroll system (reduced by the amount of any Tax withholdings that are required to be deducted and withheld with respect to such payment);

(iv) the Buyer shall deposit or cause to be deposited the Adjustment Escrow Amount in an account with the Escrow Agent by wire transfer in immediately available funds, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement;

(v) the Buyer shall deliver or cause to be delivered to the Seller:

(A) a counterpart of the Escrow Agreement, executed by the Buyer; and

(B) a counterpart of the Registration Rights Agreement, executed by the Parent.

(vi) the Seller shall deliver or cause to be delivered to the Buyer:

(A) an executed instrument effecting the sale, assignment and transfer by the Seller to the Buyer of the Interests, free and clear of all Encumbrances, including any documentation reasonably requested by the Buyer to confirm that as of the Closing the Buyer is the sole member of the Company;

(B) a counterpart of the Escrow Agreement, executed by the Seller;

(C) duly executed copies of the Payoff Letters;

(D) duly executed letters of resignation, in form and substance reasonably satisfactory to the Buyer, from each of the directors of the Company and each of its Subsidiaries, or, in lieu thereof, evidence reasonably satisfactory to the Buyer that such directors have been duly removed from such positions effective as of the Closing;

(E) a counterpart of the Registration Rights Agreement, executed by the Seller;

(F) evidence in form and substance reasonably satisfactory to the Buyer, that the Seller Agreements have been terminated in accordance with Section 6.4; and

(G) a properly completed IRS Form W-9, executed by the Seller or its regarded owner.

(c) All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by or on behalf of the payee at least two Business Days prior to the applicable payment date.

Section 2.3 Equitable Adjustments. If at any time during the period between the date hereof and the Closing, any change in the issued and outstanding shares of the Parent Common Stock (or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock) shall occur by reason of any reclassification, reorganization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Aggregate Stock Consideration shall be equitably adjusted to the extent necessary to provide the same economic benefit to the Seller as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or stock dividend.

Section 2.4 Purchase Price Adjustments.

(a) At least five Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth, in reasonable detail, a good-faith estimate of the Company’s (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Cash (the “Estimated Cash”) and (iv) Transaction Expenses (the “Estimated Transaction Expenses”), with Net Working Capital and Cash determined as of the Calculation Time and Indebtedness and Transaction Expenses determined as of the Closing (and, except for the Estimated Transaction Expenses, without giving effect to the transactions contemplated hereby). The Preliminary Closing Statement shall be prepared on a basis consistent with the Applicable Accounting Principles and the terms of this Agreement. Following the delivery of the Preliminary Closing Statement and prior to the Closing, the Seller will make available or deliver via e-mail to Buyer and its Representatives copies of the applicable financial books and records of the Company and its Subsidiaries used in preparing the Preliminary Closing Statement. The Buyer shall be afforded an opportunity to review and comment on the Preliminary Closing Statement. The Seller shall consider in good faith any revisions to the Preliminary Closing Statement proposed by the Buyer prior to the Closing Date. To the extent the Seller agrees to any such revisions in its sole discretion, the Preliminary Closing Statement shall be modified to include such revisions;

provided, that, if the Seller and the Buyer are not able to reach mutual agreement prior to the Closing Date, the Preliminary Closing Statement provided by the Seller to the Buyer shall be binding for purposes of this Section 2.4(a). For the avoidance of doubt, neither acceptance of the Preliminary Closing Statement by the Buyer nor rejection by the Seller of any proposed changes shall waive any of the Buyer’s rights or remedies under this Agreement. A sample calculation of Cash, Indebtedness, Transaction Expenses and Net Working Capital is set forth on Schedule 2.4(a).

(b) Within 90 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (“Closing Net Working Capital”), (ii) Indebtedness (“Closing Indebtedness”), (iii) Cash (“Closing Cash”) and (iv) Transaction Expenses (“Closing Transaction Expenses”), with Net Working Capital and Cash determined as of the Calculation Time and Indebtedness and Transaction Expenses determined as of the Closing (and, except for the Closing Transaction Expenses, without giving effect to the transactions contemplated hereby). The Final Closing Statement shall be prepared on a basis consistent with the Applicable Accounting Principles and the terms of this Agreement. If, for any reason, the Buyer fails to deliver the Final Closing Statement within the time period required by this Section 2.4(b), then at the election of Seller, the Preliminary Closing Statement shall be deemed to be the Final Closing Statement (which shall be deemed to be delivered 90 days after the Closing Date for purposes of Section 2.4(c) and Section 2.4(f)) and Seller may deliver a Notice of Disagreement with respect thereto in accordance with Section 2.4(c), provided that, prior to any such election becoming effective, Seller shall have delivered to the Buyer at least five Business Days in advance written notice of its intent to make such election, and the Buyer shall not have delivered the Final Closing Statement prior to the expiration of such five Business Days. In no event may the Buyer amend or adjust the Final Closing Statement or the underlying balances and calculations thereof following delivery to the Seller.

(c) The Final Closing Statement shall become final and binding on the 60th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of, as well as the basis for, any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Seller may only submit one Notice of Disagreement and shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.4(d). If all or a portion of the Adjustment Escrow Fund would not be needed to satisfy the Seller’s obligations under this Section 2.4 assuming the Buyer prevails on all items it disputes in the Notice of Disagreement, then within three Business Days of the delivery by the Seller of its Notice of Disagreement to the Buyer, the Buyer and the Seller shall jointly instruct the Escrow Agent to release to the Seller such portion of the Adjustment Escrow Fund that would not be required to satisfy the Seller’s obligations under this Section 2.4 assuming the Buyer prevails on all items it disputes in the Notice of Disagreement. The remaining portion of the Adjustment Escrow Fund, if any, shall be retained in escrow and disbursed in accordance with the final determination of the Net Adjustment Amount as provided in this Section 2.4.

(d) During the 30-day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein (collectively, the “Disputed Items”). Any Disputed Items resolved in writing between the Buyer and the Seller within such 30-day period shall be final and binding with respect to such Disputed Items, and if the Seller and the Buyer agree in writing on the resolution of each Disputed Item specified by the Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the Seller have not resolved all such Disputed Items by the end of such 30-day period, the Buyer and the Seller shall submit, in writing, to an independent public accounting firm with relevant experience in resolving purchase price disputes, jointly retained by the Buyer and the Seller (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each unresolved Disputed Item and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such Disputed Item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses. Within 10 days of completion of the 30-day period following the delivery of a Notice of Disagreement, the Buyer and the Seller shall jointly seek to enter into an engagement letter with the Independent Accounting Firm. The Independent Accounting Firm shall be RSM US LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer. The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving all Disputed Items submitted to it within 30 days following the submission thereof (including a reasonable basis for such decision), or such longer period as the Independent Accounting Firm may reasonably require; provided, however, that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period contained herein shall not render the determination of the Independent Accounting Firm invalid and shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm. The Independent Accounting Firm shall consider only those Disputed Items and amounts in the Buyer’s and the Seller’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses that are identified as being Disputed Items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Independent Accounting Firm is not permitted to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient; provided, however, that any disputes with respect to the extent or nature of reasonable access, as contemplated by Section 2.4(f), shall be referred to the Independent Accounting Firm for its determination, which determination shall be final and binding upon the parties. In resolving any Disputed Item, the Independent Accounting Firm may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either party or less than the smallest value for such Disputed Item claimed by either party in the Final Closing Statement or the Notice of Disagreement, respectively; provided that if the resolution of any Disputed Item gives rise to a corresponding entry, such corresponding entry shall be included in the Independent Accounting Firm’s determination procedures (for example, a misclassification of outstanding checks between accounts payable and cash will require adjustment to both accounts, even if the Disputed Item related only to accounts payable and not cash). The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review) and the terms and conditions of this Agreement; provided, that, if mutually agreed by the Buyer and the Seller, the parties may seek an oral hearing with the Independent Accounting Firm in supplement of such written materials. The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 11.8(b). In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator. In no event shall either party engage in any ex parte communications with the Independent Accounting Firm with respect to any dispute hereunder.

(e) The costs of any dispute resolution pursuant to this Section 2.4, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. For example, if the disputed amount is $1,000 and the Independent Accounting Firm awards $600 in favor of the Buyer’s position, then 40% of the fees and costs of the Independent Accounting Firm would be borne by the Buyer and 60% of such fees and costs would be borne by the Seller. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f) The Buyer Parties will, and will cause the Company and its Subsidiaries, during the period from and after Closing through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.4, to afford the Seller and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the extent used or relied on in the preparation of the Final Closing Statement (or otherwise relevant to the calculations set forth in the Final Closing Statement), to the personnel, properties, books and records of the Company and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.4; provided, however, that any such access shall be conducted at the Seller’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries and shall be subject to any limitations resulting from any Public Health Measures. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g) The Purchase Price shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.4 minus the Estimated Net Working Capital, minus (B) the Closing Indebtedness as finally determined pursuant to this Section 2.4 minus the Estimated Indebtedness, plus (C) the Closing Cash as finally determined pursuant to this Section 2.4 minus the Estimated Cash, minus (D) the Closing Transaction Expenses as finally determined pursuant to this Section 2.4 minus the Estimated Transaction Expenses;

(ii) If the Net Adjustment Amount is positive, the Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, up to a maximum amount equal to the Adjustment Escrow Amount. In such event, (A) the Seller and the Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay all funds in the Adjustment Escrow Fund to the Seller and (B) the Buyer shall pay the Net Adjustment Amount (not to exceed the Adjustment Escrow Amount) to the Seller;

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, provided that such downward adjustment shall not exceed the remaining Adjustment Escrow Fund. In such event, the Seller and the Buyer shall deliver joint written instructions to the Escrow Agent specifying the Net Adjustment Amount and instructing the Escrow Agent to pay the Net Adjustment Amount, not to exceed the remaining Adjustment Escrow Fund, out of the Adjustment Escrow Fund, to the Buyer in accordance with the terms of the Escrow Agreement. For the avoidance of doubt, if the absolute value of the Net Adjustment Amount exceeds the remaining Adjustment Escrow Fund, then (A) the Seller and the Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the entire Adjustment Escrow Fund to the Buyer as provided in the Escrow Agreement and (B) the Adjustment Escrow Fund shall be the Buyer’s sole recourse against the Seller in respect of the Net Adjustment Amount;

(iv) Following payment of the amounts described above in this Section 2.4(g), or if the Net Adjustment Amount is zero, the Seller and the Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any amounts remaining in the Adjustment Escrow Fund to the Seller within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.4; and

(v) Notwithstanding anything to the contrary, the number of shares of Parent Common Stock constituting the Aggregate Stock Consideration and the Aggregate Stock Consideration Value are fixed as of the date hereof and shall not be subject to any adjustment pursuant to this Section 2.4 or otherwise, except as expressly provided in Section 2.3 (Equitable Adjustments). Any adjustments to the Purchase Price pursuant to this Section 2.4 shall be effected solely in cash.

(h) All instructions to be delivered by the Buyer and the Seller to the Escrow Agent pursuant to Section 2.4(g) shall be delivered within three Business Days after the date on which the Net Adjustment Amount is finally determined pursuant to this Section 2.4. Payments in respect of Section 2.4(g) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.4 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days (unless otherwise agreed by the Buyer and the Seller) prior to such payment date.

(i) For the avoidance of doubt, this Section 2.4 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principles, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 2.4, or to adjust for any inconsistencies between the Applicable Accounting Principles, the Annual Financial Statements or the Interim Financial Statements, on the one hand, and GAAP, on the other.

(j) Any payments made pursuant to Section 2.4(g) shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated and reported as such by the parties hereto on their respective Tax Returns unless otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code).

Section 2.5 Withholding. The Buyer, the Company, each of its Subsidiaries and the Escrow Agent (or any other applicable withholding agent) shall be entitled to deduct and withhold from any consideration otherwise payable or issuable hereunder or other payment made (or that otherwise would be made) pursuant to this Agreement such amounts as are required to be deducted or withheld (as reasonably determined by such applicable withholding agent) under the Code or any applicable Law. To the extent amounts are so withheld and remitted to the proper Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. If any withholding is required with respect to stock consideration, the Buyer may satisfy such withholding obligation by reducing the number of shares otherwise issuable to the Seller by a number of shares having an aggregate value equal to the amount required to be withheld, based on the closing price of the Parent Common Stock on the day immediately preceding the Closing Date. Except for any amounts that are withheld in respect of compensation or with respect to any deduction or withholding as a result of the Seller’s failure to provide an IRS Form W-9 pursuant to Section 2.2(b)(vi)(G), prior to the Buyer making any deduction or withholding from any consideration otherwise payable or issuable to the Seller for the Interests pursuant to this Section 2.5, the Buyer shall use commercially reasonable efforts to provide to the Seller notice of such contemplated deduction or withholding no less than five Business Days prior to the date on which such deduction or withholding would be made and shall use commercially reasonable efforts to cooperate with the Seller to reduce, mitigate, or otherwise eliminate such deduction or withholding. The Seller agrees to use commercially reasonable efforts to cooperate in connection with any reasonable written request of the Buyer (or other applicable withholding agent) with respect to a withholding obligation under this Section 2.5, including by providing, or causing any Affiliate to provide, at the cost and expense of the Seller, any Tax forms, certifications or other documentation and information reasonably necessary (x) to determine any amount required to be withheld with respect to any “indirect transfer” or other Tax imposed by any jurisdiction outside the United States and (y) to comply with any payment, filing or reporting obligation imposed under applicable Law by such jurisdiction in connection with such Tax. Without otherwise limiting the foregoing, except for any amounts that are withheld in respect of compensation or with respect to any deduction or withholding as a result of the Seller’s failure to provide an IRS Form W-9 pursuant to Section 2.2(b)(vi)(G), the Buyer agrees and acknowledges that, as of the date of this Agreement and following reasonable inquiry, the Buyer is not aware of any amounts that would need to be (or are expected to be) deducted or withheld from consideration that is payable or issuable hereunder or that otherwise is payable or issuable hereunder (including pursuant to that certain Bulletin on Several Issues concerning the Enterprise Income Tax on Indirect Asset Transfer by Non-Resident Enterprises 2015 No. 7, issued by the State Administration of Taxation of the People’s Republic of China on February 3, 2015 (which is commonly known as “PN7”), together with any subsequent amendments).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules to this Agreement (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1 Organization. The Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of Delaware and has all necessary partnership power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 3.2 Authority. The Seller has the partnership power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each of the other Transaction Documents to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership action, and no other action on the part of the Seller is necessary to authorize the execution, delivery or performance by the Seller of or under this Agreement or any of the other Transaction Documents or the consummation by the Seller of the transactions contemplated hereby or thereby. This Agreement has been, and upon execution of each of the other Transaction Documents to which the Seller will be a party will have been, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon execution of each of the other Transaction Documents to which the Seller will be a party will constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Seller of this Agreement and each of the other Transaction Documents to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i) conflict with, violate or constitute or result in a breach or default under (in each case, with or without notice of lapse of time, or both) the Organizational Documents of the Seller;

(ii) conflict with or violate any Law or Permit applicable to the Seller or by which any property or asset of the Seller is bound or affected; or

(iii) conflict with, violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, give rise to any right of termination, modification, cancellation or acceleration with respect to, result in the payment of any additional fee or penalty under, require any consent of or notice to any Person pursuant to, or result in an Encumbrance (other than a Permitted Encumbrance) on any property pursuant to, any contract or agreement to which the Seller is a party or by which its properties, assets or rights is bound or affected; except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have, or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or that arise solely as a result of any facts or circumstances relating to the participation of the Buyer Parties or any of their respective Affiliates (as opposed to any third party) in the transactions contemplated by this Agreement.

(b) The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement or each of the other Transaction Documents to which the Seller will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under the applicable requirements of antitrust or other competition Laws of jurisdictions other than the United States (“Foreign Antitrust Laws”), (ii) for any filings required to be made under the applicable requirements of Foreign Investment Laws, (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (iv) as may be necessary solely as a result of any facts or circumstances relating to the participation of the Buyer Parties or any of their respective Affiliates (as opposed to any third party) in the transactions contemplated by this Agreement.

Section 3.4 Interests. The Seller is the record and beneficial owner of the Interests, free and clear of any Encumbrance (other than sale restrictions under applicable securities Laws). The Interests constitute all of the issued and outstanding Equity Interests of the Company. The Seller has the right, authority and power to sell, assign and transfer the Interests to the Buyer. The Seller has no right to acquire additional Equity Interests of the Company or any of its Subsidiaries. Other than this Agreement, the Seller is not party to (i) any option, call, subscription, purchase right or other right (including preemptive right) or contract that requires the Seller to sell, assign, transfer or otherwise dispose of any Interests, or that gives any Person any rights with respect to any Interests owned by the Seller (including any participation right in the revenue or profits of the Company or any of its Subsidiaries or requiring any payment based on the value of the Interests) or (ii) any voting trust, proxy, bond, debenture, note or other contract with respect to the voting of any Interests. Upon assignment to the Buyer of the Interests at the Closing and the Buyer’s payment of the Purchase Price, the Buyer shall acquire good, valid and marketable title to the Interests, free and clear of any Encumbrance other than Encumbrances created by the Buyer.

Section 3.5 Brokers. Except for Citi and Jefferies, the fees, commissions and expenses of which will constitute Transaction Expenses and be paid as specified herein, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission or the reimbursement of expenses in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

Section 3.6 Litigation; Orders. There is no pending Action and no Person has threatened to commence any Action against the Seller or its Affiliates that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. There is no order, judgment or decree of any Governmental Authority applicable to the Seller or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect. The Seller has not made any assignment for the benefit of creditors. The Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 3.7 Investment Intent. The Seller is acquiring the Parent Common Stock for its own account for investment purposes only and not with a view to any distribution thereof or with any intention of selling, distributing or otherwise disposing of the Parent Common Stock in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Seller agrees that the Parent Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Seller is able to bear the economic risk of holding the Parent Common Stock for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 3.8 Seller’s Investigation and Reliance. The Seller is a sophisticated party and has made its own independent investigation, review and analysis regarding the Buyer Parties and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Seller together with expert advisors, including legal counsel, that it has engaged for such purpose. None of the Buyer Parties or any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning a Buyer Party contained herein or made available in connection with the Seller’s investigation of a Buyer Party, except as expressly set forth in this Agreement or the other Transaction Documents, and the Buyer Parties and their respective Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. The Seller has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Buyer Parties or any of their respective Affiliates or Representatives, except as expressly set forth in this Agreement or the other Transaction Documents. The Seller acknowledges that, should the Closing occur, the Seller shall acquire the Parent Common Stock on an “as is” and “where is” basis, except as otherwise expressly set forth in Article V. The Seller acknowledges and agrees that the representations and warranties in Article V are the result of arms’ length negotiations between sophisticated parties.

Section 3.9 Exclusivity of Representations and Warranties. Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Seller of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article III or any other Transaction Document and the Seller hereby disclaims any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to the Buyer as follows:

Section 4.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries is (i) duly organized or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization as set forth in Schedule 4.1(a) of the Disclosure Schedules and has all necessary corporate, limited liability company, partnership or similar power, as applicable, and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (ii) duly qualified as a foreign corporation, limited liability company or partnership, as applicable, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or Seller Material Adverse Effect.

(b) Prior to the date hereof, the Company has made available to the Buyer true and correct copies of the Organizational Documents of each of the Company and its Subsidiaries. All Organizational Documents for each of the Company and its Subsidiaries are in full force and effect, and neither the Company nor its Subsidiaries is in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any provision of such Organizational Documents.

(c) Each of the Company and Redwood Acquisitions is, and always has been, a passive equity holding company carrying on no trading activity, or management or shareholder control of another entity other than FLOW and its Subsidiaries. Other than the direct or indirect Equity Interests in FLOW and its Subsidiaries and the receipt of cash in connection with the acquisition of FLOW and its Subsidiaries, or the receipt of cash distributions from FLOW or any of its Subsidiaries, neither the Company nor Redwood Acquisitions has ever had any assets or employees and has never entered into any contractual agreements or carried on any business.

(d) No formal written request has been made, and no order has been made or petition presented, for or in connection with the annulment or the dissolution of the Company or any of its Subsidiaries.

(e) Since January 1, 2023, the Company and its Subsidiaries have not received notice in writing from a Governmental Authority or any other Person asserting that any of the records, minute books and other files and records (whether physical or digital) of each of the Company and its Subsidiaries (collectively, the “Books and Records”) are not maintained in accordance with sound business practices and requirements of applicable Law, are incorrect or require rectification. At the Closing, all of the Books and Records will be in the possession of the Company and its Subsidiaries. All filings, publications, registrations, and other formalities required by applicable Law to be delivered or made by each of the Company and its Subsidiaries to the relevant company registries have been correctly prepared and duly delivered or made except where the failure to do so would not be material to the Company and its Subsidiaries.

Section 4.2 Authority. The Company has the limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of or under this Agreement and each of the other Transaction Documents to which it will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery or performance by the Company of or under this Agreement or any of the other Transaction Documents or the consummation by the Company of the transactions contemplated hereby or thereby. This Agreement has been, and upon execution of each of the other Transaction Documents to which it will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon execution of each of the other Transaction Documents to which the Buyer will be a party will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i) conflict with, violate or constitute or result in a breach or default under (in each case, with or without notice of lapse of time, or both) the Organizational Documents of the Company or any of its Subsidiaries;

(ii) conflict with or violate any Law or Permit applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or

(iii) conflict with, violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, give rise to any right of termination, modification, cancellation or acceleration with respect to, result in the payment of any additional fee or penalty under, require any consent of or notice to any Person pursuant to, or result in an Encumbrance (other than a Permitted Encumbrance) on any property pursuant to, any contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of their respective properties, assets or rights is bound or affected;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or Seller Material Adverse Effect, or that arise as a result of any facts or circumstances relating to the participation of the Buyer Parties or any of their respective Affiliates (as opposed to any third party) in the transactions contemplated by this Agreement.

(b) The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or each of the other Transaction Documents to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act, and any filings required under the applicable requirements of Foreign Antitrust Laws, (ii) for any filings required to be made under the applicable requirements of Foreign Investment Laws, (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (iv) as may be necessary solely as a result of any facts or circumstances relating to the participation of the Buyer Parties or any of their respective Affiliates (as opposed to any third party) in the transactions contemplated by this Agreement.

Section 4.4 Capitalization.

(a) The Company’s authorized, issued and outstanding Equity Interests are as set forth in Schedule 4.4(a) of the Disclosure Schedules. All of the Company’s issued and outstanding Equity Interests are validly issued and have not been issued in violation of any preemptive or similar rights. There are no outstanding options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights, stock appreciation rights, profit interests or other similar rights, agreements, arrangements or commitments of any kind relating to the Equity Interests of the Company or obligating the Company to issue or sell any Equity Interests of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company or to provide funds to, or make any investment in, any other Person. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company. There are no agreements or understandings in effect with respect to the voting, sale or transfer of any of the Equity Interests of the Company.

(b) Schedule 4.4(b) of the Disclosure Schedules sets forth a list of each of the Subsidiaries of the Company, together with (i) the jurisdiction in which it is incorporated or organized and (ii) the name of each owner of the Equity Interests of each such Subsidiary as of the date hereof and (iii) the number of Equity Interests held by each such holder, which constitute all of the issued and outstanding Equity Interests of each such Subsidiary. The issued and outstanding Equity Interests of each Subsidiary of the Company are validly issued, fully paid and nonassessable and no Equity Interests of any Subsidiary of the Company have been issued in violation of any preemptive or similar rights. There are no outstanding options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights, stock appreciation rights, profit interests or other similar rights, agreements, arrangements or commitments of any kind relating to the Equity Interests of any Subsidiary of the Company or obligating any Subsidiary of the Company to issue or sell any Equity Interests of such Subsidiary. There are no outstanding contractual obligations of the Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of any such Subsidiary or to provide funds to, or make any investment in, any other Person. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of any of the Subsidiaries. There are no agreements or understandings in effect with respect to the voting, sale or transfer of any of the Equity Interests of any such Subsidiaries.

Section 4.5 Equity Interests. Neither the Company nor any of its Subsidiaries directly or indirectly owns any Equity Interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any Equity Interest in any Person other than Equity Interests in a wholly-owned Subsidiary of the Company.

Section 4.6 Financial Statements; No Undisclosed Liabilities.

(a) Copies of the audited consolidated balance sheets of (i) the Company and its Subsidiaries as at December 31, 2023, and December 31, 2024, and the related statements of operations and cash flows of the Company and its Subsidiaries (collectively, the “Annual Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 27, 2025 (the “Balance Sheet”), and the related consolidated statements of operations of the Company and its Subsidiaries (collectively referred to as the “Interim Financial Statements”), are attached to Schedule 4.6(a) of the Disclosure Schedules. Each of the Annual Financial Statements and the Interim Financial Statements fairly presents, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP in all material respects, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes (which are not individually, or in the aggregate, material).

(b) There are no liabilities of the Company or any of its Subsidiaries, other than any such liabilities (i) adequately reflected or reserved for on the Interim Financial Statements, the Annual Financial Statements or the notes thereto, (ii) incurred since the date of the Balance Sheet in the ordinary course of business of the Company and its Subsidiaries (none of which is a liability resulting from breach of contract, warranty, tort infringement or misappropriation), (iii) incurred pursuant to this Agreement, (iv) disclosed on Schedule 4.6(b) of the Disclosure Schedules, or (v) that would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company and its Subsidiaries have established and maintain systems of internal controls that provide reasonable assurance that, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (i) transactions are recorded as necessary to permit preparation of proper and accurate financial information in conformity with GAAP, (ii) receipts and expenditures are executed in accordance with the authorization of management, (iii) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries and (iv) unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries are prevented and timely detected. None of the Company and its Subsidiaries nor, to the Knowledge of the Company, their respective accountants or representatives have received any unresolved material written complaint, allegation or assertion of a problem or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and its Subsidiaries or the Company’s and its Subsidiaries’ respective accounting controls. There are no material weaknesses or significant deficiencies in the design or operations of the internal financial controls utilized by the Company and its Subsidiaries.

(d) All accounts receivable of the Company and its Subsidiaries shown on the Interim Financial Statements, (i) arose from sales actually made or services actually performed in the ordinary course of business, (ii) are valid receivables net of reserves shown thereon and (iii) are not subject to any valid setoffs or counterclaims or other defenses. There are no (and have not been during the last five years) material pending or threatened claims with any customers of the Company and its Subsidiaries regarding any accounts receivables. There are no Encumbrances (other than Permitted Encumbrances) on such receivables or any part thereof and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by the Company and its Subsidiaries that would be material to the Company and its Subsidiaries.

(e) All accounts payable and notes payable of the Company and its Subsidiaries, whether shown on the Interim Financial Statements or accrued thereafter, are the result of bona fide transactions in the ordinary course of business.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” that would be required to be disclosed under Item 303(a) of Regulation S-K as promulgated by the SEC if the Company were subject to those provisions.

Section 4.7 Absence of Certain Changes or Events. Since the date of the Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and neither the Company nor any of its Subsidiaries have:

(a) suffered a Material Adverse Effect;

(b) suffered any incident of damage, destruction or loss of any tangible assets owned by any of the Company and its Subsidiaries or used in the operation of the businesses of the Company and its Subsidiaries, whether or not covered by insurance, having, individually or in the aggregate, a replacement cost or fair market value in excess of $250,000;

(c) taken any action that, if taken after the date hereof, would be prohibited by Section 6.1(b)(i), Section 6.1(b)(iv), Section 6.1(b)(vii), Section 6.1(b)(ix), Section 6.1(b)(x), Section 6.1(b)(xiv) or Section 6.1(b)(xvi);

(d) abandoned, assigned, exclusively licensed or granted any security interest in any Owned Intellectual Property, other than the expiration of Registered Company Intellectual Property at the end of its statutory term or the intentional abandonment of Registered Company Intellectual Property that is not material to the Company or its Subsidiaries pursuant to the Company’s reasonable business judgment;

(e) disclosed any material confidential information or Company Trade Secrets to any Person, other than to Persons that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof; or

(f) entered into any legally binding agreement to do any of the foregoing or taken any action or made any omission that would result in any of the foregoing.

Section 4.8 Compliance with Law; Permits; Anti-Corruption.

(a) Each of the Company and its Subsidiaries is and, since January 1, 2023, has been in compliance with all Laws applicable to it, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Seller Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in receipt of any written complaint or other written communication from any Governmental Authority or any other Person alleging non-compliance with any applicable Laws that would be material to the Company and its Subsidiaries.

(b) Each of the Company and its Subsidiaries is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its assets and properties and to carry on its business as currently conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2023, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with their obligations under, and the terms of, each Permit. Since January 1, 2023, no suspension, revocation, cancellation or adverse modification of any Permit has been effected or threatened in writing.

(c) The Company and its Subsidiaries are, and since January 1, 2023 have been, in compliance with all applicable Laws pertaining to anti-money laundering, including such Laws administered and enforced by the U.S. Department of State and the Department of Justice, and any similar Laws in any other jurisdiction in which the Company or any of its Subsidiaries conduct business, in each case except where the failure to so comply would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except for Anti-Corruption Laws, which is addressed in Section 4.8(e)).

(d) The Company and its Subsidiaries are, and since January 1, 2023, have been, in compliance with International Trade laws. Neither the Company nor its Subsidiaries, or any of their respective directors, officers, or employees, nor, to the Knowledge of the Company, any of their respective agents or Affiliates, is a Sanctioned Person. Since January 1, 2023, neither the Company nor its Subsidiaries have made any voluntary disclosure to, received any notices, or been subject to any fines, penalties, or sanctions, from any Governmental Authority regarding violations of International Trade Laws, and to the Knowledge of the Company, there are no actions, conditions or circumstances that may give rise to any future claims by a Governmental Authority relating to violations of International Trade Laws.

(e) Since January 1, 2023, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the Knowledge of the Company, any of their respective employees, agents, Affiliates, or other Persons authorized to act on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, taken any act that would cause the Company or any of its Subsidiaries to be in violation of Anti-Corruption Laws. Without limiting the generality of the foregoing, (i) neither the Company nor any of its Subsidiaries has violated since January 1, 2023, or is in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.), or any related or similar Law, and (b) since January 1, 2023, there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of the Company or any of its Subsidiaries relating to the same.

(f) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of their respective directors, officers, employees, or any of their respective agents, Affiliates or other Persons authorized to act on behalf of the Company or any of its Subsidiaries has since January 1, 2023, been the subject of any action, proceeding, litigation, claim, or, to the Knowledge of the Company, investigation, or have received any written notice or communication from any Governmental Authority, in each case, with regard to any actual, alleged, or suspected violation of applicable Anti-Corruption Laws.

(g) Neither the Company nor any of its Subsidiaries has employed or retained, directly or indirectly, a Government Official or a family member of a Government Official, in each case, from whom the Company or any of its Subsidiaries has sought to obtain or retain business. To the Knowledge of the Company, no Government Official has, directly or indirectly, the right of control over, or any beneficial interest in the Company.

(h) The Company maintains, and has maintained since January 1, 2023, compliance policies, procedures, and internal controls designed to ensure compliance with applicable Anti-Corruption Laws.

Section 4.9 Litigation; Orders. There is no, and since January 1, 2023 there has been no, Action by or against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened, other than as would not, if determined adversely to the Company or any of its Subsidiaries reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Seller Material Adverse Effect. The Company and its Subsidiaries are not subject to any order, ruling, judgment, injunction, decree or other Action of any Governmental Authority that would adversely affect the business of the Company and its Subsidiaries, taken as a whole, in any material respect. There is no pending Action and, to the Knowledge of the Company, no Person has threatened to commence any Action against the Company that challenges, or that could have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 4.10 Employee Benefit Plans.

(a) Schedule 4.10(a) of the Disclosure Schedules sets forth a list of all material Employee Plans and separately identifies each material Foreign Benefit Plan (as defined below). As used herein, “Employee Plans” means (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, equity-based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance and other benefit contracts, agreements, plans, programs, policies, and arrangements that are maintained, contributed to or sponsored by the Seller or any of its Subsidiaries (including the Company and its Subsidiaries) for the benefit of any current or former employee, officer, independent contractor, or director of the Company or any of its Subsidiaries and (ii) all employment, consulting, independent contractor, termination, severance and other contracts, agreements, plans, programs, policies, and arrangements, in any case of (i) or (ii) pursuant to which the Company or any of its Subsidiaries currently has or could reasonably be expected to have any direct or indirect obligation, contingent or otherwise, with respect to any current or former employee, officer, director, or other service provider of the Company or any of its Subsidiaries.

(b) The Company has furnished or made available to the Buyer a current, true, and complete copy of each material Employee Plan (excluding any Employee Plan that is sponsored by the Seller and pursuant to which neither the Company nor any Subsidiary has, or could reasonably be expected to have, any liability, which is referred to herein as a “Seller Plan”), including all amendments and attachments thereto (or if unwritten, a written summary of the material terms thereof) and, to the extent applicable with respect to any Employee Plan, (i) the most recent summary plan description and other equivalent written communications by the Seller or any of its Subsidiaries (including the Company and its Subsidiaries) to eligible persons concerning the extent of the benefits provided thereunder, (ii) all related trust documents, (iii) all insurance contracts or other funding arrangements, (iv) the most recent determination, opinion, or advisory letter from the IRS, (v) the three most recent (A) Form 5500s filed with the IRS and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, and (vii) for the three most recent years, all material non-routine correspondence with any Governmental Authority.

(c) (i) Each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of applicable Law, (ii) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan, (iii) all contributions required to be made under the terms of any Employee Plan have been timely made in all material respects (or accrued in accordance with past practice and GAAP), (iv) each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under each Employee Plan and, to the Knowledge of the Company, is not in any material respect in default under or in violation of any Employee Plan, and (v) no material Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened in writing with respect to any Employee Plan, any fiduciaries thereof with respect to their duties to an Employee Plan, or the assets of any of the trusts under any Employee Plan, by any Governmental Authority or by any plan participant or beneficiary.

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination, advisory, or opinion letter, as applicable from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) or is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued to the sponsor of such prototype or volume submitter plan. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that could reasonably be expected to result in the disqualification of any such Employee Plan.

(e) No Employee Plan is, and neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has in the past six years sponsored, maintained, contributed to, or been required to contribute to, or incurred any liability (contingent or otherwise) with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) an employee benefit plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA), (iv) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (v) a “funded welfare plan” (within the meaning of Section 419 of the Code), or (vi) a “multiple employer welfare arrangement” (within the meaning of Section 4(4) of ERISA).

(f) No Employee Plan provides, and the Company and its Subsidiaries have no obligation to provide, welfare benefits, including death or medical benefits (whether or not insured), with respect to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries beyond their termination of service, other than (i) coverage mandated by applicable Law at the sole expense of the participant or beneficiary or (ii) through the end of the calendar month in which his or her separation from service occurs.

(g) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan, policy, or arrangement that could, directly or in combination with any termination of employment or other event, result, separately or in the aggregate, in whole or in part as a result of the transactions contemplated by this Agreement, in the (i) entitlement of any current or former employee, officer, director, or independent contractor of the Company or any of its Subsidiaries to any payment, compensation, or benefits (including severance), (ii) acceleration of the time of payment, funding, or vesting or the enhancement or increase of any compensation or benefit due to any current or former employee, officer, director, or independent contractor of the Company or any of its Subsidiaries, (iii) payment or provision of any amount or benefit (including accelerated vesting) that will not be deductible by reason of Section 280G of the Code or that will be subject to an excise tax under Section 4999 of the Code, or (iv) limitation or restriction of the right of the Company or any of its Subsidiaries to merge, amend, or terminate any Employee Plan.

(h) Neither the Company nor any of its Subsidiaries has any obligation to indemnify any individual for any Tax or other liabilities incurred with respect to Section 409A or 4999 of the Code or otherwise.

(i) Each Employee Plan that constitutes a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been established and administered in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.

(j) Each Employee Plan that is governed by the Laws of any jurisdiction other than the United States (each, a “Foreign Benefit Plan”) (i) that is required to be registered or intended to meet certain regulatory or requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements, (ii) that is required to be funded, book-reserved, or secured by an insurance policy has been funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, and (iii) has been established, maintained, funded, and administered in accordance with applicable Laws (including any special provisions relating to qualified plans in a jurisdiction where such plan was intended to so qualify), the requirements of such Foreign Benefit Plan’s governing documents, and any applicable Collective Bargaining Agreements.

Section 4.11 Labor and Employment Matters.

(a) Schedule 4.11(a) of the Disclosure Schedules sets forth each Collective Bargaining Agreement. To the Knowledge of the Company, there are no, and since January 1, 2023 there have been no, organizing activities by any labor union, labor organization, or similar employee group targeting employees of the Company or any of its Subsidiaries. There is no pending, and since January 1, 2023, there has been no actual, labor dispute, strike, controversy, work slowdown, work stoppage, labor grievance, labor arbitration, picketing, hand-billing, or lockout and, to the Knowledge of the Company, none are threatened against or affecting the Company or any of its Subsidiaries. There are no pending or, to the Knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company or any of its Subsidiaries.

(b) No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other labor relations tribunal or Governmental Authority. There are no grievances or pending arbitration proceedings against the Company or any of its Subsidiaries arising out of or under any Collective Bargaining Agreement.

(c) The Company and its Subsidiaries are, and since January 1, 2023 have been, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining and labor relations, unemployment compensation, workers’ compensation, employee leaves, equal employment opportunity, harassment, retaliation, occupational safety and health standards, terms and conditions of employment, employee trainings and notices, automated employment decision tools, whistleblowing, immigration and work authorization, employee and independent contractor classification, information privacy and security, government contracting and subcontracting, plant closures and layoffs, payment and withholding of Taxes, and continuation coverage with respect to group health plans.

(d) Since January 1, 2023, (i) no allegations of sexual harassment, sexual misconduct, discrimination, retaliation or other misconduct allegations have been made, initiated, filed, or to the Knowledge of the Company, threatened against any current or former executive or officer, or senior management employee, of the Company or any of its Subsidiaries in his or her capacity as such, (ii) to the Knowledge of the Company, no incident of any such sexual harassment, sexual misconduct, discrimination, retaliation, or other misconduct has occurred in the workplace, and (iii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct, discrimination, retaliation, or other misconduct by any of the individuals described in clause (i) hereof. The Company and its Subsidiaries have not incurred, and, to the Knowledge of the Company, no circumstances exist under which the Company or any of its Subsidiaries could reasonably be expected to incur, any material liability arising from any of the allegations described in clause (i) in the preceding sentence, and to the Knowledge of the Company, there is no potential for any such allegations described in clause (i) in the preceding sentence, that, if known to the public, would be reasonably likely to bring the Company or any of its Subsidiaries into disrepute.

(e) To the Knowledge of the Company, no current or former employee or independent contractor of the Company or any of its Subsidiaries is in violation of any restrictive covenant or other obligation owed to the Company or any of its Subsidiaries or any third-party in connection with such Person’s employment or engagement by the Company or any of its Subsidiaries.

Section 4.12 Insurance. Schedule 4.12 of the Disclosure Schedules sets forth a true and complete list of all insurance policies maintained by the Company and its Subsidiaries, together with the carriers and liability limits, for each such policy (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect, all premiums with respect thereto have been paid in full, and no written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such Insurance Policy since January 1, 2023. Neither the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any Insurance Policy. Neither the Company nor any of its Subsidiaries has received notice of, nor is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any Insurance Policy. All claims, litigation and circumstances that could reasonably lead to a claim that would be covered by any Insurance Policy have been properly reported to the applicable insurer.

Section 4.13 Real Property; Title to Property; Inventory.

(a) Schedule 4.13(a) of the Disclosure Schedules sets forth a true, correct, and complete list of (i) the street address of each parcel of Owned Real Property and (ii) the identity of the owner of each parcel thereof. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or its Subsidiaries have fee title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances, none of which Permitted Encumbrances limit the use and operation of the Owned Real Property as currently used and operated.

(b) Since January 1, 2023, the Company and its Subsidiaries have not received written notice that any Owned Real Property or Leased Real Property is subject to any decree of, or order by, a Governmental Authority to be sold or condemned, expropriated or otherwise taken by any Governmental Authority nor, to the Knowledge of the Company, is any such sale, condemnation, expropriation or taking being threatened with respect to any Owned Real Property or Leased Real Property.

(c) Since January 1, 2023, no written notice has been received by either the Company or any of its Subsidiaries from any Governmental Authority concerning: (i) any material violation of any Laws with respect to any of the Owned Real Property or Leased Real Property; or (ii) any material defect or deficiency in any of the Owned Real Property or Leased Real Property, or any requirement to repair, alter or make improvements to any of the Owned Real Property or Leased Real Property, in each case that would be material to the Company and its Subsidiaries, taken as a whole; and which, in each case, has not been complied with or cured to the satisfaction of such Governmental Authority, or which remains outstanding and unresolved.

(d) The Company and its Subsidiaries are in possession of the Owned Real Property and Leased Real Property, and neither the Company nor any of its Subsidiaries (i) has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any Owned Real Property or Leased Real Property or any portion thereof or interest therein or (ii) has granted any outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or Leased Real Property or any portion thereof or interest therein in favor of any third party.

(e) All buildings, structures, facilities and improvements located on the Owned Real Property comply in all material respects with valid and current certificates of occupancy to the extent required by Law for the use thereof as currently conducted.

(f) Schedule 4.13(f) of the Disclosure Schedules sets forth a true, correct, and complete list of the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not have, or would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect. Each lease or sublease governing Leased Real Property is in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the use and occupancy by the Company and its Subsidiaries of any Leased Real Property does not violate any applicable Law (including any zoning, building, ordinance, code, government approval or otherwise).

(g) The Owned Real Property and the Leased Real Property constitute all of the real property that is used or held for use by the Company and its Subsidiaries in the conduct of their business, as conducted. Neither the Company nor its Subsidiaries has entered into an agreement or is otherwise subject to an obligation to acquire or dispose of any Owned Real Property or Leased Real Property. Neither the Company nor its Subsidiaries is party to a pending litigation with respect to any Owned Real Property or Leased Real Property.

(h) All buildings, structures, fixtures and other improvements located on the Owned Real Property or Leased Real Property for which the Company and its Subsidiaries are responsible (and, to the Knowledge of the Company, on the rest of the Leased Real Property) (i) are in good operating condition and repair, are free of any material defect (including any latent or patent structural, mechanical or other significant defect, soil condition or deficiency in the improvements) and (ii) are adequate for the uses for their intended purposes in the ordinary course of business of the Company and its Subsidiaries and other uses currently conducted at such.

(i) Except as would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect, each portion of the Owned Real Property or Leased Real Property has adequate rights of way and access to public ways and all water, sewer, sanitary and storm drain facilities, community services and all public utilities necessary for the construction, use, occupancy, operation and maintenance for its intended purposes in the ordinary course of business and other uses as currently conducted at such portion of such property. Neither the Company nor its Subsidiaries has received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for the Owned Real Property or Leased Real Property that would be material to the Company or any of its Subsidiaries. The Owned Real Property or Leased Real Property has access to public roads, streets or the like, or valid perpetual easements over private streets, roads, or other private property for such ingress to and egress from such property.

(j) No portion of the Owned Real Property or Leased Real Property is subject to an action for rescission, resolution, requisition, or expropriation or is subject to an administrative measure resulting in restriction of their occupation that would be material to the Company or any of its Subsidiaries.

(k) Each of the Company and its Subsidiaries owns, leases, licenses, or has the right to use all of its respective material tangible assets and properties, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(l) All items of inventory held, acquired or manufactured by the Company and its Subsidiaries have been held, acquired and/or manufactured in the ordinary course of business. The inventory of the Company and its Subsidiaries is in good and merchantable condition, valued at the lower of cost or market value, and generally suitable and consists of a quality and quantity usable or salable in the ordinary course of business for the purposes intended, except for obsolete, defective, or slow-moving items that have been written down or for which adequate reserves have been established in the Interim Financial Statements.

Section 4.14 Intellectual Property; IT Assets; Data Privacy and Security.

(a) Schedule 4.14(a) of the Disclosure Schedules sets forth a true and complete list of all (i) Registered Company Intellectual Property and all material unregistered Marks included in the Owned Intellectual Property and (ii) specifies, where applicable, the jurisdictions in which any Registered Company Intellectual Property has been registered or in which an application for such registration has been filed, including the respective registration or application numbers and the names of all owners of record title. All Registered Company Intellectual Property is currently in compliance with all formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications) in all material respects, and the Company has, in all material respects, taken all actions necessary, to obtain, perfect and maintain such Registered Company Intellectual Property in full force and effect. All Registered Company Intellectual Property and all other material Owned Intellectual Property is valid, subsisting and enforceable. No material Registered Company Intellectual Property (i) has been or is now involved in any interference, reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding or (ii) has been cancelled, abandoned, allowed to lapse or not renewed.

(b) The Company or one of its Subsidiaries (i) is the sole and exclusive owner of all rights, title and interests in and to all Owned Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances) and (ii) has valid and continuing rights (pursuant to valid and enforceable agreements) to use, sell, license and otherwise exploit, as the case may be, all other Company Intellectual Property as the same is used, sold, licensed and otherwise exploited by the Company or its Subsidiaries in the business as currently conducted. The Company Intellectual Property comprise all of the Intellectual Property used in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, and there is no other Intellectual Property that is material to or necessary for the operation of the business of the Company and its Subsidiaries.

(c) Since January 1, 2023, no claim has been asserted or threatened that the use or exploitation by the Company or any of its Subsidiaries of any Owned Intellectual Property or the Products in the operation of the business of the Company and its Subsidiaries, infringes, misappropriates or otherwise violates (or since January 1, 2023, has infringed, misappropriated or violated) any Intellectual Property of any third party or that any Owned Intellectual Property is invalid or unenforceable. The operation of the business of the Company and its Subsidiaries, as currently conducted, and the Products and Owned Intellectual Property do not infringe, misappropriate or violate (and have not in the past infringed, misappropriated or violated) any Intellectual Property of any third party. To the Knowledge of the Company, no third party is conflicting with, infringing, misappropriating or violating any Owned Intellectual Property. Since January 1, 2023, neither the Company nor any of its Subsidiaries has asserted or threatened any claim against any third-party alleging infringement, misappropriation, or violation of any Owned Intellectual Property. There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) materially restrict the rights of the Company or its Subsidiaries to use any Intellectual Property in any manner, (ii) materially restrict the business of the Company or its Subsidiaries in order to accommodate any third party’s Intellectual Property, or (iii) permit third parties to use any material Owned Intellectual Property.

(d) The Company and its Subsidiaries have taken commercially reasonable steps to maintain the secrecy and confidentiality of all trade secrets and material know-how owned by the Company and its Subsidiaries (collectively, the “Company Trade Secrets”), including taking reasonable steps to safeguard any such information that is accessible through computer systems or networks. Such commercially reasonable steps include, except as would not otherwise be material to the Company or any of its Subsidiaries, requiring each employee, consultant and any other Person with access to the Company Trade Secrets to execute a binding confidentiality agreement. No such Company Trade Secret has been authorized by the Company or any of its Subsidiaries to be disclosed (or, to the Knowledge of the Company, has been disclosed) to any Person other than (i) pursuant to a written contract adequately restricting the disclosure and use of such Company Trade Secret or (ii) to a Person who otherwise has a duty to protect such Company Trade Secret. To the Knowledge of the Company, there has not been any breach by any party to such confidentiality agreements.

(e) Each Person who is or was involved in the creation or development of any portion of, or would otherwise have rights in or to, any material Owned Intellectual Property has executed a valid and enforceable written agreement with the Company or its Subsidiary that assigns to the Company or its Subsidiary all rights, title and interest in and to any and all such Intellectual Property (“IP Assignment Agreement”). Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and other than rights provided under Laws relating to remuneration of inventors, (i) no current or former shareholder, officer, director, or employee of the Company or its Subsidiaries has any claim, right (whether or not currently exercisable) or ownership interest in any Owned Intellectual Property, and (ii) all agreements between a third party and the Company or any of its Subsidiaries assigning to the Company or any of its subsidiaries any right, title or interest in any Patents included in the material Registered Company Intellectual Property have been recorded as required in each applicable jurisdiction.

(f) No material source code included in the Owned Intellectual Property has been delivered, licensed or made available to any escrow agent or other Person who is or at the time of such delivery, licensing or availability, was not an employee of the Company or its Subsidiaries, and the Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available such source code to any escrow agent or other Person.

(g) The Company and its Subsidiaries have not: (i) incorporated Open Source Software into, or combined or linked Open Source Software with, the Company Intellectual Property; (ii) distributed Open Source Software in conjunction with any Products; or (iii) used Open Source Software to develop, distribute or provide the Products, in each case of (i) through (iii), in a manner which would result, and would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, including any use of Open Source Software that, with respect to the foregoing clause (i), (ii) or (iii) that requires, as a condition of use, modification and/or distribution of such Open Source Software that other Software incorporated into, derived from or distributed with such Open Source Software be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge. The Company and its Subsidiaries are in compliance, in all material respects, with the terms and conditions of all licenses for Open Source Software.

(h) No government, university, college, other educational institution or research center has any ownership or exclusive rights in any material Owned Intellectual Property.

(i) To the Knowledge of the Company, neither the Products nor the Systems contain any “virus”, “worm”, “time bomb”, “key-lock”, “back door”, “drop dead device”, “Trojan horse”, “spyware”, or “adware” or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company and all Subsidiaries implement industry standard measures designed to prevent the introduction of Malicious Code into Products and Systems.

(j) As of immediately following the Closing, the Company and its Subsidiaries will own or have the same rights in and to all material Company Intellectual Property that the Company and its Subsidiaries had immediately prior to the Closing, free and clear of all Encumbrances without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise have been required to pay absent the transactions contemplated hereunder. The transactions contemplated by this Agreement do not and will not conflict with, result in the forfeiture of, impair or result in a breach of or default under, or payment of any additional amount with respect to, or require the consent of any other Person in respect of, the right to own or use any material Company Intellectual Property.

(k) In connection with its collection, storage, Processing, dissemination, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Data, the Company is and since January 1, 2023, has at all times complied in all material respects with (i) all Privacy Laws; (ii) privacy policies applicable to the Company; and (iii) the requirements of any contract to which the Company is a party, including any applicable terms of use (collectively, the “Data Protection Requirements”). The execution, delivery, and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby do not and will not conflict with or result in a material violation or breach of any Data Protection Requirements or to the Knowledge of the Company otherwise prohibit or limit the transfer of Personal Data to the Buyer.

(l) The Systems (i) operate and perform in all material respects in accordance with their respective documentation and functional specifications and otherwise as required by the Company and have not materially malfunctioned or failed since January 1, 2023, and (ii) are adequate and sufficient for the operations of the Company. The Company and each of its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster recovery procedures, as well as a commercially reasonable business continuity plan.

(m) Since January 1, 2023, the Company has not (i) experienced a material Security Incident; (ii) been required pursuant to any Privacy Laws to notify customers, consumers, employees, Governmental Authority, or any other Person of any Security Incident; (iii) been the subject of any Action or any inquiry or investigation of any Governmental Authority with respect to compliance with any Privacy Law, or (iv) received any written notice, request, claim, complaint, correspondence or other communication from any Governmental Authority relating to any Security Incident or violation of any Privacy Law.

(n) The Company is in compliance in all material respects with all Laws applicable to the Company’s development, use and implementation of AI Technology and industry standards for the ethical and responsible use of AI Technology applicable to the Company in its Subsidiaries, including oversight of employees and contractors’ use of AI Inputs and development and implementation of AI Technology. The Company has not received any written notice, complaint, claim, proceeding, litigation, inquiry, audit, investigation, or other action by any Governmental Authority or other Person concerning any Company’s development or implementation of AI Technology; and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any of the foregoing.

Section 4.15 Taxes.

(a) All income and other material Tax Returns required to have been filed by or with respect to the Company or its Subsidiaries subsequent to (and including) the date that is ten years prior to the date hereof have been timely and properly filed (taking into account any extension of time to file granted or obtained), and all such Tax Returns are true, accurate and complete in all material respects. All income and other material Tax Returns required to have been filed by or with respect to the Company or its Subsidiaries prior to the date that is ten years prior to the date hereof have been timely and properly filed (taking into account any extension of time to file granted or obtained) to the Knowledge of the Company, and all such Tax Returns are true, accurate and complete in all material respects. All material Taxes due and payable (whether or not shown as due on any Tax Return) have been timely and properly paid.

(b) No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

(c) There are no material Tax liens on the assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances).

(d) All material Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts paid or owing to any employee, former employee, independent contractor, creditor, equity holder or other Person have been withheld in compliance with applicable Law, and the Company and each of its Subsidiaries has complied in all material respects with all related material reporting and recordkeeping requirements.

(e) There are no Actions with respect to a material amount of Tax pending or threatened in writing against or with respect to the Company or any of its Subsidiaries.

(f) Other than automatic extensions of time to file a Tax Return obtained in the ordinary course of business, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of, or extended the period for the assessment or collection of, any Taxes which waiver or extension is still in effect.

(g) With respect to the period subsequent to (and including) the date that is ten years prior to the date hereof, neither the Company nor any of its Subsidiaries (i) is or has been a member of any Affiliated Group filing a consolidated, combined, unitary or similar Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (ii) has any liability for a material amount of Taxes of any Person (other than Taxes of the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(h) With respect to the period subsequent to (and including) the date that is ten years prior to the date hereof, neither the Company nor any of its Subsidiaries is party to, or bound by, any Tax sharing, Tax indemnification, Tax allocation or similar agreement or arrangement, other than pursuant to any customary provision in a commercial agreement that was entered into in the ordinary course of business and the principal subject of which is not related to Taxes.

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for, or pay any material Taxes in, any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in or improper use of any method of accounting for a Pre-Closing Tax Period, (ii) installment sale or open transaction disposition made, prepaid amount received or deferred revenue accrued, by the Company or any of its Subsidiaries on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (iv) transaction or election occurring on or prior to the Closing Date, or as a result of any recapture of any Tax loss or credit (including a dual consolidated loss) utilized in a Pre-Closing Tax Period, (v) election made under 965(h) of the Code, (vi) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), or (vii) satisfaction, settlement or elimination of any obligation between the Company and any of its Subsidiaries, or between any of the Subsidiaries of the Company, or the distribution of the proceeds of any such satisfaction, settlement or elimination to the Company which obligation was in effect prior to the Closing.

(j) No private letter rulings, technical advice memorandum or similar ruling has been issued by, and no request for a private letter ruling, administrative relief, technical advice or a change of any method of accounting, or any other request, is pending with any Governmental Authority with respect to the Company or any of its Subsidiaries that would have a material effect on the Company or any of its Subsidiaries for any Tax period beginning after the Closing Date.

(k) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in that country or otherwise.

(l) Neither the Company nor any of its Subsidiaries has received a written claim from any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax stating that the Company or such Subsidiary (as applicable) is or may be subject to taxation by, or required to file any such Tax Return in, that jurisdiction that has not been paid in full, settled or otherwise resolved.

(m) Neither the Company nor any of its Subsidiaries has been, in the last two years, a “controlled corporation” or a “distributing corporation” in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(n) Neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries been, a party to or otherwise participated in any “listed transaction” (as defined in Section 6707A(c)(2) of the Code or any similar provision of state, local or non-U.S. Law).

(o) Neither the Company nor any of its Subsidiaries has a material liability in respect of any unclaimed property or escheat. The Company and its Subsidiaries are in substantial compliance with applicable Law pertaining to escheat and unclaimed property.

(p) The Tax group between SPX FLOW Germany Holding GmbH and SPX Flow Technology Germany GmbH for corporate income Tax and trade Tax was and is properly implemented throughout the entire term of the Profit and Loss Transfer Agreement (“PLPA”). All conditions of sec. 14 et seq. of the German Corporate Income Tax Act (Körperschaftsteuergesetz – KStG) have been and will be fulfilled, including that the minimum term of the PLPA required for Tax purposes was compiled with and the profit and loss transfers were or are still being carried out properly.

(q) Neither the Company nor any of its Subsidiaries (i) is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code or has been classified as such during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; or (ii) has made an election pursuant to Section 897(i) of the Code to be treated as a domestic corporation.

(r) Neither the Company nor any of its Subsidiaries (i) has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8 or (ii) has transferred any intangible assets, the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s) The Company and its Subsidiaries have complied in all material respects with all applicable transfer pricing requirements under applicable Law.

(t) (i) The Company is properly treated as a corporation for U.S. federal (and applicable state and local) income tax purposes, and (ii) each of its Subsidiaries is properly treated for U.S. federal (and applicable state and local) income tax purposes in accordance with the entity classification set forth opposite its name in Schedule 4.15(t) of the Disclosure Schedules.

(u) With respect to any Equity Interest of the Seller issued to a current or former employee, officer, or director of the Company or any of its Subsidiaries in connection with such person’s performance of services for the Company or any of its Subsidiaries, a valid and timely 83(b) election, in accordance with the requirements of the Code, has to the Knowledge of the Company been made and a copy of the same has been delivered to the Seller or its Affiliates.

Section 4.16 Environmental Matters.

(a) The Company and its Subsidiaries have obtained all Environmental Permits required under Environmental Laws for their operations as currently conducted and, where applicable, have applied in a timely manner for renewal of such Environmental Permits in accordance with their terms, and each such permit is disclosed in Schedule 4.16(a) of the Disclosure Schedules.

(b) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are now, and since January 1, 2023 have been, in compliance with all applicable Environmental Laws, all material terms of Environmental Permits, and all contract terms relating to Environmental Laws or Hazardous Materials, and (ii) there are no written claims alleging unresolved violation of or liability under applicable Environmental Laws or contract terms relating to Environmental Laws or Hazardous Materials pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, and there have been no written claims alleging such violations or liability at any time since January 1, 2023.

(c) Neither the Company nor any of its Subsidiaries are currently subject to any order issued by a Governmental Authority arising from or relating to alleged violations of Environmental Laws.

(d) There has been no release or migration of Hazardous Materials at or to any Owned Real Property or Leased Real Property or elsewhere that to the Knowledge of the Company, could reasonably be expected to result in material liability for the Company or its subsidiaries under any Environmental Laws or any contract term relating to Environmental Laws or Hazardous Materials.

(e) Neither the Company nor its Subsidiaries have ever deployed firefighting foams or other supplies that contain per- or polyfluoroalkyl substances, and such firefighting supplies are not now present at any Owned Real Property or Leased Real Property.

(f) Neither the Company nor its Subsidiaries have retained or assumed, by contract or operation of Law, any material liabilities or obligations under Environmental Law of third parties.

(g) The Company has provided or otherwise made available to the Buyer (i) all Phase I and Phase II site assessments conducted since January 1, 2023, and other material reports and data relating to the possible presence of Hazardous Materials at any real property currently owned, operated, or leased by the Company or its Subsidiaries; and (ii) and any material audits, reports, risk assessments and other similar documents conducted since January 1, 2023 related to compliance with Environmental Laws or the release of Hazardous Materials.

Section 4.17 Material Contracts.

(a) Schedule 4.17(a) of the Disclosure Schedules sets forth a true and complete list of each of the following written contracts and agreements, other than purchase orders entered into in the ordinary course of business of the Company and its Subsidiaries, that is of a type described below to which the Company or any of its Subsidiaries is a party or bound (such contracts and agreements as described in this Section 4.17(a) being “Material Contracts”):

(i) contracts that provide for payment by the Company or any of its Subsidiaries of more than $2,500,000 per year;

(ii) contracts that provide for receipt by the Company or any of its Subsidiaries of more than $5,000,000 per year, including any such contracts with customers or clients;

(iii) contracts relating to (x) Indebtedness for borrowed money or (y) other Indebtedness for an amount more than $1,000,000;

(iv) contracts that (A) limit or purport to limit the ability of the Company or any of its Subsidiaries to (1) conduct or compete in any line of business or with any Person or in any geographic area or during any period of time, (2) solicit sales or business from any Person or (3) solicit for employment or hire any Person or (B) grant any exclusive or similar rights to any Person or contain “most favored nations” clauses;

(v) contracts relating to any joint venture, partnership or similar agreements or arrangements;

(vi) contracts under which the Company or any of its Subsidiaries is lessee of or holds or operates any real property owned by any other Person;

(vii) contracts under which the Company or any of its Subsidiaries is lessee of or holds or operates any personal property owned by any other Person, except for any contract or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(viii) contracts under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any real or tangible property, except for any contract or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(ix) contracts providing for capital expenditures with an outstanding amount of unpaid obligations and commitments in excess of $1,000,000;

(x) contracts containing an exclusive sale or purchase obligation binding upon the Company or any of its Subsidiaries with respect to any Product, service or geographic area;

(xi) contracts with any Governmental Authority that provides for payment by or to the Company or any of its Subsidiaries of more than $500,000 per year;

(xii) license agreements relating to the use of any third-party Intellectual Property, other than Open Source Software Licenses and licenses for off-the-shelf, commercially available software that is licensed for a fee of no more than $1,000,000 per year;

(xiii) contracts pursuant to which the Company or any of its Subsidiaries has granted any Person any license or interest under (including a right to receive a license or a covenant not to sue) any Owned Intellectual Property, excluding for listing purposes only non-exclusive license agreements between the Company or any of its Subsidiaries and its or their customer entered into in the ordinary course of business consistent with past practices, IP Assignment Agreements, and licenses which are incidental to the primary purpose of the agreement;

(xiv) contracts relating to the development of any material Owned Intellectual Property, excluding, for listing purposes only, IP Assignment Agreements;

(xv) contracts with any Material Customer or Material Supplier;

(xvi) contracts (a) that relate to any outstanding obligations or future obligations related to any disposition or acquisition of businesses, divisions, product lines, assets or properties by the Company or any of its Subsidiaries (except in the ordinary course of business), or any merger, sale of shares, sale of assets, business combination or other corporate transaction with respect to the Company or any of its Subsidiaries (other than this Agreement) or (b) under which the Company or any of its Subsidiaries has any obligations to pay any amounts in respect of purchase price adjustments or “earn-outs”;

(xvii) settlement agreements, conciliations or similar agreements with respect to Actions, or contracts relating thereto, that are reasonably expected to (a) obligate the Company or any of its Subsidiaries to make payments after Closing, (b) restrict or otherwise affect the operations of the Company or any of its Subsidiaries, the Buyer or their respective Affiliates in any way after the Closing Date or (c) impose fines or criminal penalties that remain unpaid;

(xviii) any hedging, futures, options or other derivative contract;

(xix) any Collective Bargaining Agreement; and

(xx) any contracts granting a power of attorney with respect to the Company or any of its Subsidiaries to any Person.

(b) The Company has made available to the Buyer true and complete copies of each Material Contract. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is valid, binding and has been duly authorized (including having been executed and adequately stamped and registered as required under applicable Law) by the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect. None of the Company nor any of its Subsidiaries and, to the Knowledge of the Company, the counterparties thereto, is in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under or a termination of any Material Contract (in each case, with or without notice or lapse of time or both).

(c) Since January 1, 2023, neither the Company, nor any of its Subsidiaries, has been subject to material liability in respect of any breach of any express or implied warranties on any Product or service sold or provided by the Company and its Subsidiaries, other than replacement or repair of a Product. Since January 1, 2023, except as adequately reflected or reserved against on the Interim Financial Statements, neither the Company nor its Subsidiaries have any material liabilities with respect to the failure of any Product or service designed, manufactured, or sold by the Company or its Subsidiaries to be in conformity in all material respects with all Product specifications or contractual commitments. Since January 1, 2023, neither the Company nor its Subsidiaries have been, and none of their respective Products are or have ever been, subject to any Product recall, withdrawal, seizure, sequestration, or quarantine, whether voluntarily or at the discretion or order of any Governmental Authority and there is no reasonable basis for any recall, withdrawal, seizure, sequestration, or quarantine.

Section 4.18 Material Customers and Suppliers.

(a) Schedule 4.18(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of the top ten largest customers of the Company and its Subsidiaries on a consolidated basis (based on the dollar amount of sales) during the 12 months ended December 31, 2024 (each, a “Material Customer”). Since December 31, 2024, no Material Customer has terminated, cancelled or materially adversely modified its relationship with the Company and its Subsidiaries. Since December 31, 2024, no Material Customer has notified the Company or its Subsidiaries that such Material Customer has ceased or will cease to be a customer of the Company and its Subsidiaries or that such Material Customer intends to terminate or materially adversely modify its relationship with the Company and its Subsidiaries.

(b) Schedule 4.18(b) of the Disclosure Schedules sets forth a true and complete list of the names and addresses of the top ten largest suppliers of the Company and its Subsidiaries on a consolidated basis (based on the dollar amount of sales) during the 12 months ended December 31, 2024 (each, a “Material Supplier”). Since December 31, 2024, no Material Supplier has terminated, cancelled or materially adversely modified its relationship with the Company and its Subsidiaries. Since December 31, 2024, no Material Supplier has notified the Company and its Subsidiaries that such Material Supplier has ceased or will cease to be a supplier of the Company or its Subsidiaries or that such Material Supplier intends to terminate or materially adversely modify its relationship with the Company and its Subsidiaries.

Section 4.19 Related Party Transactions. No officer, director or Affiliate of the Seller, the Company or any of its Subsidiaries, nor to the Knowledge of the Company, any member of such individual’s immediate family or Affiliate thereof, as applicable: (a) has any interest in any asset, real or personal, owned or leased by any of the Company and its Subsidiaries or used in connection with the businesses of the Company and its Subsidiaries or (b) is engaged in any transaction, agreement, contract, commitment, arrangement or understanding with any of the Company and its Subsidiaries (other than payments made to, and other compensation provided to, employees, officers and directors (or equivalent) in the ordinary course of business) (each of (a) and (b), collectively, a “Related Party Transaction”). There are no outstanding notes payable to, accounts receivable from or advances by the Company or its Subsidiaries to, and none of the Company or any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Seller or the Company.

Section 4.20 No Insolvency Proceedings. No insolvency Action of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, similar Action under applicable Law, affecting any of the Company and its Subsidiaries is pending, and neither the Company nor its Subsidiaries has made any assignment for the benefit of creditors, and neither the Company nor its Subsidiaries has been declared insolvent or bankrupt by a Governmental Authority.

Section 4.21 Brokers. Except for Citi and Jefferies, the fees, commissions and expenses of which will constitute Transaction Expenses and be paid as specified herein, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission or other reimbursement of expenses in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 4.22 Exclusivity of Representations and Warranties. Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article IV or any other Transaction Document and the Company hereby disclaims any such other representations or warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Each of the Buyer Parties, as applicable, hereby represents and warrants to the Seller and the Company as follows:

Section 5.1 Organization. Such Buyer Party is a corporation duly organized, validly existing and in good standing under the Laws of Indiana or Delaware, as applicable, and has all necessary corporate or other equivalent power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 5.2 Authority. Such Buyer Party has the corporate or other equivalent power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Buyer Party of this Agreement and each of the other Transaction Documents to which it will be a party and the consummation by such Buyer Party of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate action on the part of such Buyer Party is necessary to authorize the execution, delivery or performance by such Buyer Party of or under this Agreement or any of the other Transaction Documents or the consummation by such Buyer Party of the transactions contemplated hereby or thereby. This Agreement has been, and upon execution of each of the other Transaction Documents to which it will be a party will have been, duly executed and delivered by such Buyer Party and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon execution of each of the other Transaction Documents to which such Buyer Party will be a party will constitute, the legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by such Buyer Party of this Agreement and each of the other Transaction Documents to which such Buyer Party will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i) conflict with, violate or constitute or result in a breach or default under (in each case, with or without notice of lapse of time, or both) the Organizational Documents of such Buyer Party;

(ii) conflict with or violate any Law or material Permit applicable to such Buyer Party or by which any property or asset of such Buyer Party is bound or affected; or

(iii) conflict with, violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, give rise to any right of termination, cancellation or acceleration with respect to, result in the payment of any additional fee or penalty under, or require any consent of or notice to any Person pursuant to, any material contract or agreement to which such Buyer Party is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have, or would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or that arise as a result of any facts or circumstances relating to the participation of the Seller or any of its Affiliates (as opposed to any third party) in the transactions contemplated by this Agreement.

(b) Such Buyer Party is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Buyer Party of this Agreement or each of the other Transaction Documents to which such Buyer Party will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act and any filings required under the applicable requirements of Foreign Antitrust Laws, (ii) for any filings required to be made under the applicable requirements of Foreign Investment Laws, (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or (v) as may be necessary as a result of any facts or circumstances relating to the participation of the Seller or any of its Affiliates (as opposed to any third party) in the transactions contemplated by this Agreement.

Section 5.4 Financing.

(a) The Buyer Parties have delivered to the Seller complete and correct copies of one or more executed debt commitment letters, including all annexes, exhibits and schedules thereto (as may be amended or replaced in accordance with Section 6.15, the “Debt Financing Commitments”), pursuant to which the Debt Financing Sources have committed to provide financing to the Buyer for purposes of consummating the transactions contemplated hereby (the “Debt Financing”, and together with any Equity Financing, the “Financing”). A true and complete copy of each fee letter related to the Debt Financing (collectively, the “Fee Letters”) has been delivered by the Buyer Parties to the Seller, subject to redaction solely of fees, “market flex” provisions and other economic provisions set forth therein (collectively, the “Customary Redactions”), none of which redactions would adversely affect the net amount, conditionality, enforceability or availability of the Debt Financing.

(b) As of the date of this Agreement, none of the Debt Financing Commitments has been amended or modified in any material respect and the respective commitments contained therein have not been withdrawn or rescinded. As of the date of this Agreement, the Debt Financing Commitments are in full force and effect and constitute valid and binding obligations of the Buyer and, to the knowledge of the Buyer, each other party thereto and is enforceable against each of them in accordance with their respective terms and conditions, subject to the Enforceability Exceptions.

(c) There are no conditions precedent to the funding of the Debt Financing in the aggregate amount contemplated by the Debt Financing Commitments other than as expressly set forth in the Debt Financing Commitments.

(d) As of the date of this Agreement: (i) subject to the conditions set forth in Article VIII, no event has occurred that, with notice or lapse of time or both, would reasonably be expected to result in a material breach of the Debt Financing Commitments on the part of the Buyer and (ii) (x) assuming the accuracy of the representations and warranties set forth in Article III and Article IV, (y) the satisfaction of the conditions set forth in Section 8.1 and Section 8.2, and (z) the performance by the Company and its Subsidiaries of the covenants contained in this Agreement, the Buyer has no reason to believe that any of the conditions to be satisfied by it in the Debt Financing Commitments will fail to be satisfied at or prior to the Closing, nor does the Buyer have any knowledge that the full amount of the Financing will not be funded at or prior to the Closing.

(e) The Buyer has fully paid any and all commitment fees or other fees required by the terms of the Debt Financing Commitments and the Fee Letters to be paid on or before the date of this Agreement, and the Buyer will pay any and all other fees required by the terms of the Debt Financing Commitments and the Fee Letters to be due on or before the Closing Date.

(f) Assuming (i) the Debt Financing is funded in accordance with the Debt Financing Commitments, (ii) the accuracy of the representations and warranties set forth in Article IV, (iii) the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 and (iv) the performance of the Company and its Subsidiaries of the covenants contained in this Agreement, the aggregate proceeds contemplated by the Debt Financing Commitments and available cash of the Company and its Subsidiaries, will be sufficient to satisfy the payment obligations of the Buyer under this Agreement up to the Required Amount, including the payment of the Aggregate Closing Consideration and payment of any related fees and expenses payable by the Buyer hereunder.

(g) The Buyer understands and acknowledges that under the terms of this Agreement, the Buyer’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to the Buyer’s consummation of any financing arrangements, the Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to the Buyer.

Section 5.5 Solvency. Assuming (i) that the Company and each of its Subsidiaries was solvent immediately prior to the Closing and (ii) the accuracy of the Company’s representations and warranties in Article IV, immediately following the Closing (and assuming the full funding of the Debt Financing Commitments), none of the Buyer Parties, the Company, or any of the Company’s Subsidiaries will (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature (taking into account refinancing opportunities), or (c) have liabilities in excess of the reasonable market value of their respective assets.

Section 5.6 Brokers. Except for Goldman Sachs & Co. LLC and UBS Securities LLC, the fees, commissions and expenses of which will be paid by or on behalf of Parent, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission payable prior to the Closing Date or other reimbursement of expenses in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of a Buyer Party.

Section 5.7 Investment Intent. The Buyer is acquiring the Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Interests in a manner that would violate the registration requirements of the Securities Act. The Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.8 Buyer Parties’ Investigation and Reliance. Each Buyer Party is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer Parties together with expert advisors, including legal counsel, that it has engaged for such purpose. None of the Seller, the Company or any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company contained herein or made available in connection with the Buyer Parties’ investigation of the Company, except as expressly set forth in this Agreement or the other Transaction Documents, and the Seller, the Company and their respective Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. The Buyer Parties have not relied and are not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller, the Company, or any of their respective Affiliates or Representatives, except as expressly set forth in Article III and Article IV. The Buyer Parties acknowledge that, should the Closing occur, the Buyer shall acquire the Company and its Subsidiaries on an “as is” and “where is” basis, except as otherwise expressly set forth in Article III and Article IV. The Buyer Parties acknowledge and agree that the representations and warranties in Article III and Article IV are the result of arms’ length negotiations between sophisticated parties.

Section 5.9 R&W Insurance Policy. The Buyer Parties acknowledge and agree that the obtaining of the R&W Insurance Policy is not a condition to the Closing and the Buyer Parties shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, to consummate the transactions contemplated by this Agreement.

Section 5.10 Capitalization.

(a) As of September 27, 2025, the authorized capital of the Parent consisted of 250,000,000 shares of common stock, par value $1.00 per share, of which 77,990,014 shares were issued and outstanding.

(b) All of the issued and outstanding shares of Parent Common Stock are duly authorized and validly issued in accordance with the organizational documents of the Parent, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

Section 5.11 Listing Exchange. The Parent Common Stock is listed on the New York Stock Exchange (the “NYSE”), and the Parent has not received any notice of delisting from the NYSE. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of the Parent has been issued, and no proceedings for such purpose are, to the Parent’s knowledge, pending, contemplated or threatened. The Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act of 1934 (the “Exchange Act”).

Section 5.12 Issuance of the Parent Common Stock. The Aggregate Stock Consideration to be issued hereunder will, when issued pursuant to the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Encumbrances (other than those arising under securities Laws), and will not be issued in violation of any preemptive right, purchase option, call option, right of first refusal or similar options or rights or, assuming the accuracy of the representations in Section 3.7, in violation of the Securities Act and any applicable state securities Laws. The Parent has, and on the Closing Date will have, a sufficient number of Parent Common Stock authorized for issuing the Aggregate Stock Consideration.

Section 5.13 Financial Reports and Regulatory Filings. The Parent has timely filed or furnished with the United States Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2023 under the Exchange Act. The Parent’s Annual Reports on Form 10-K for the years ended December 31, 2023 and 2024, and all other reports, registration statements, definitive proxy statements or information statements filed by it subsequent to December 31, 2024 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the “Parent SEC Filings”) with the SEC as of the date filed or amended prior to the date hereof, as the case may be, (i) complied in all material respects as to form with the applicable requirements under the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

The audited or unaudited financial statements included in the Parent SEC Filings, including any notes thereto or schedules, (x) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal and recurring year-end adjustments, and (y) fairly present in all material respects the financial position, results of operations and cash flows of the Buyer as at the respective dates thereof and for the respective periods indicated therein.

Section 5.14 No Stockholder Approval. The transactions contemplated hereby and in the Transaction Documents, taken together with any transactions consummated by the Parent and the Buyer as permitted by Article VI, do not require any vote of the stockholders of the Parent under applicable Law, the rules and regulations of the NYSE (or other national securities exchange on which the Parent Common Stock is then listed) or the organizational documents of the Parent.

Section 5.15 Exclusivity of Representations and Warranties. None of the Buyer Parties nor any of their Affiliates or Representatives is making any representation or warranty on behalf of such Buyer Party of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article V or any other Transaction Document, and the Buyer Parties hereby disclaim any such other representations or warranties.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Prior to the Closing.

(a) Between the date of this Agreement and the Closing, except (i) as expressly required by this Agreement, (ii) as set forth on Schedule 6.1(a) of the Disclosure Schedules, (iii) as required by applicable Law or (iv) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall operate their business in the ordinary course of business in all material respects and shall cause the Company and its Subsidiaries to use commercially reasonable efforts to (A) preserve substantially intact their business organization and assets, (B) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company and its Subsidiaries have significant business relationships and (C) keep and maintain their assets and properties in good repair and normal operating condition, wear and tear excepted; provided, however, that no action by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any of the provisions of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision.

(b) Without limiting the generality of Section 6.1(a), between the date of this Agreement and the Closing, except (i) as expressly required by this Agreement, (ii) as set forth on Schedule 6.1(b) of the Disclosure Schedules, (iii) as required by applicable Law or (iv) with the prior written consent of the Buyer, neither the Company nor any of its Subsidiaries will:

(i) amend its Organizational Documents;

(ii) (A) split, combine or reclassify, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests or (B) declare, set aside, make or pay any non-cash dividend or other non-cash distribution, payable in stock or property, with respect to any of its Equity Interests (other than any such dividends and other distributions paid or payable solely to the Company or its Subsidiaries);

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any Equity Interests of the Company or any of its Subsidiaries;

(iv) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets or capital stock other than in the ordinary course of business;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, restructure, consolidation, reorganization or recapitalization of the Company or any of its Subsidiaries;

(vi) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect Subsidiary of the Company) in excess of $1,000,000 in the aggregate;

(vii) incur any Indebtedness for borrowed money or guarantee Indebtedness of another Person (other than a Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) the incurrence of indebtedness for borrowed money incurred in the ordinary course of business pursuant to the Company’s Credit Agreement and that can be repaid without penalty on or prior to the Closing Date or (B) any guarantees permitted by the Company’s Credit Agreement that will be released on or prior to the Closing;

(viii) make or authorize capital expenditures other than those that are both (x) in the ordinary course of business and (y) do not in the aggregate exceed $1,000,000 per month;

(ix) compromise, waive, forgive, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, or any commitment, obligation or liability, in each case other than compromises, settlements or agreements that (A) involve only the payment of money damages (excluding monetary damages that are fully covered by the insurance policies of the Company and its Subsidiaries) of less than $1,000,000 in the aggregate, and (B) do not involve injunctive or equitable relief that would impose any material restrictions, obligations or changes on the business or operations of the Company or any of its Subsidiaries that, in each case, would be effective after, or not terminate as a result of, the Closing;

(x) except for transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, other than equipment, inventory, supplies and other immaterial assets in the ordinary course of business and other than pursuant to contracts in effect prior to the date of this Agreement that have been made available to Buyer prior to the date of this Agreement;

(xi) (x) amend or modify or terminate any Material Contract (except for ordinary course renewals pursuant to the terms thereof or, with respect to Material Contracts described in clauses (i), (ii), (iv)(B), (vi), (ix), (xii) and (xv) of Section 4.17(a), amendments and modifications in the ordinary course of business that do not impose material additional restrictions, liabilities or commitments on the Company or its Subsidiaries, including, in the case of clause (iv)(B), by expanding the scope of any exclusivity obligations of the Company or any of its Subsidiaries) or (y) enter into any contract that would qualify as a Material Contract if entered into prior to the date of this Agreement;

(xii) except to the extent required by applicable Law (including Section 409A of the Code) or any Employee Plan in effect as of the date hereof (or as amended as permitted herein) and listed on Schedule 4.10(a) of the Disclosure Schedules, (A) increase (or commit to increase) the compensation or benefits (including severance) of any employee, director, independent contractor, or officer of the Company or any of its Subsidiaries with an annual target compensation (1) at or below $225,000 except for increases to base salary made in the ordinary course of business with respect to any such individual of no more than the greater of (x) 10% of such individual’s annual target compensation and (y) $10,000 and (2) in excess of $225,000 in all circumstances, (B) amend, terminate, or adopt any Employee Plan (excluding any Seller Plan) or Collective Bargaining Agreement or amend, terminate, or adopt any compensation or benefit plan that would be an Employee Plan (but would not be a Seller Plan) if in effect on the date hereof (other than any such adoption or amendment that does not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit plan and that does not otherwise limit the ability of the Buyer or the Company or any of its Subsidiaries to amend or terminate such Employee Plan), (C) hire or terminate any employee with an annual target compensation in excess of $225,000, (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any compensation or benefits, including any equity or equity-based compensation, (E) grant or pay (or commit to grant or pay) any cash incentive or equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity-based awards, (F) establish or fund (or provide any funding for) any rabbi trust or other funding arrangement, including in respect of any Employee Plan, or (G) announce or implement any reduction in force, mass layoff, early retirement program, severance program, or effort concerning the group termination of employees;

(xiii) enter into any contract with the Seller or any Related Party of the Seller or the Company or any of its Subsidiaries other than transactions for the supply of goods or services in the ordinary course of business on arms’-length terms with portfolio companies of the Seller’s Affiliates;

(xiv) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xv) enter into any new line of business (other than any line of business that is reasonably related to and a reasonably foreseeable immaterial extension of any line of business existing as of the date of this Agreement) or terminate any line of business existing as of the date of this Agreement;

(xvi) (A) make, revoke or modify any Tax election that would have a material effect on the Company or any of its Subsidiaries; (B) enter into any closing agreement, Tax allocation agreement or Tax sharing agreement with respect to Taxes; (C) file any material amended Tax Return or any amendment or other modification to any material Tax Return; (D) file any Tax Return in a jurisdiction where the Company or such Subsidiary did not file a Tax Return of the same type in the immediately preceding Tax period; (E) settle or compromise any material Tax liability; (F) request or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment in respect of material Taxes (other than in the ordinary course of business or, in the case of a request, pursuant to customary extensions of the due date to file a Tax Return); (G) make any request for a private letter ruling, administrative relief, technical advice or other similar request with any Governmental Authority, in each case, principally in relation to a material amount of Taxes or a material Tax matter; (H) change any material accounting method for Tax purposes or (I) change the Tax residency or Tax entity classification of the Company or any of its Subsidiaries; or

(xvii) agree, authorize or commit to do any of the foregoing.

Notwithstanding the foregoing, the Company and its Subsidiaries may use all available Cash to pay any Transaction Expenses or Indebtedness prior to Closing, for distributions or dividends or for any other purpose (other than for purposes prohibited by clause (xii) above).

(c) The Buyer’s prior written consent to any action restricted by this Section 6.1 shall be deemed granted on the earlier of (i) the date of delivery of such consent to the Seller by the Buyer and (ii) the fifth Business Day after delivery by the Seller to the Buyer of such request for consent unless the Buyer notifies the Seller to the contrary prior to such date.

Section 6.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Company and its Subsidiaries shall afford the Buyer and its Representatives (including the Buyer’s Debt Financing Sources and Equity Financing Sources) reasonable access to the properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries; provided, however, that any such access shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries; provided, further that with respect to any properties, plants or other facilities of the Company and/or its Subsidiaries, any such access shall not include any environmental analysis or other intrusive testing of any such properties, plants or other facilities, including sampling of soil, groundwater or any other media. Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiaries shall be required to provide access to any information to the Buyer or its Representatives if the Company determines, in its good faith, reasonable discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws, (iii) the information to be accessed is pertinent to any litigation in which the Company or any of its Affiliates, on the one hand, and the

Buyer or any of its Affiliates, on the other hand, are adverse parties, or (iv) the information to be accessed relates to the Company’s or any of its Subsidiaries’ entry into or conducting of a sale process prior to the execution of this Agreement, including any information related to proposals from other Persons relating to any other potential transaction with the Company or any of its Subsidiaries; provided, that in such case, to the extent permissible under applicable Law, the Company shall identify any such withheld information to the Buyer and communicate the substance of such withheld information to the Buyer via an alternative method.

(b) Notwithstanding anything in Section 6.2(a) to the contrary, each Buyer Party acknowledges that it is not authorized to, and agrees that it will not, and will not permit any of its Affiliates to, contact any employee, customer, supplier, service provider, lessee, lessor, member, lender, noteholder or other Person having a material business relationship with the Company or their Subsidiaries prior to the Closing without receiving the prior written consent of the Company prior to each such contact, provided that the foregoing shall not restrict a Buyer Party or its Affiliates from contacting any such Persons in the ordinary course of such Buyer Party’s business to the extent the applicable communications are unrelated to the transactions contemplated by this Agreement.

(c) In order to facilitate the resolution of any claims made against or incurred by the Seller (as it relates to the Company and its Subsidiaries), for a period of seven years after the Closing or, if shorter, the applicable period specified in Parent’s document retention policy, the Buyer Parties shall (i) retain the books and records relating to the Company and its Subsidiaries relating to periods prior to the Closing and (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Buyer shall notify the Seller in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 6.2(c). Notwithstanding anything to the contrary in this Agreement, the Buyer Parties shall not be required to provide access to any information to the Seller or its Representatives if the Buyer determines, in its good faith, reasonable discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws, or (iii) the information to be accessed is pertinent to any litigation in which the Buyer Parties or any of their respective Affiliates, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse parties; provided, that in such case, to the extent practicable and permissible under applicable Law, the Buyer shall identify any such withheld information to the Seller and use its commercially reasonable efforts to communicate the substance of such withheld information to the Seller via an alternative method.

Section 6.3 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

Section 6.4 Related Party Transactions. All Related Party Transactions between the Company and its Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its Subsidiaries), on the other hand (collectively, the “Seller Agreements”), shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.

Section 6.5 Confidentiality. Subject to Section 6.15, each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated hereby pursuant to the terms of the Mutual Confidentiality Agreement, dated September 5, 2025, between Parent and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 6.5 shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 6.6 Exclusive Dealing. Prior to the Closing Date, the Company, the Seller, and their respective Affiliates and Representatives will not directly or indirectly (i) execute any written agreement to enter into, directly or indirectly, a Competing Transaction, (ii) enter into or continue or participate in any negotiations or discussions with any potential third-party acquirer (other than the Buyer Parties and their respective Representatives); (iii) encourage, facilitate, initiate or solicit any Competing Transaction; or (iv) provide confidential non-public information to any potential party acquirer (other than the Buyer Parties and their respective Representatives) relating to a Competing Transaction or in a manner inconsistent with the provisions of Section 6.1. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding a Competing Transaction by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Competing Transaction.

Section 6.7 Consents and Filings; Further Assurances.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under any applicable Antitrust Law to consummate the transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Law; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Authority challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Authority and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Authority that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 6.7(a), each of the parties, as applicable, agrees to prepare and file as promptly practicable, (i) and in any event by no later than 15 Business Days from the date of this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (ii) any additional filings required under any Antitrust Law or Foreign Investment Law (clauses (i) and (ii), collectively, the “Required Filings”). The Buyer Parties, the Seller and the Company shall not withdraw any such filing pursuant to the HSR Act or any Foreign Antitrust Law or otherwise voluntarily agree to extend closing of the transactions contemplated by this Agreement without each other party’s prior written consent. The Buyer shall pay all filing fees required to complete the Required Filings.

(c) If a party receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or the transactions contemplated hereby, including a Second Request for Information under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d) The parties shall keep each other apprised of status with respect to the matters set forth in this Section 6.7 and work cooperatively in connection with obtaining the approvals of or clearances under Antitrust Law from each applicable Governmental Authority, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law or Foreign Investment Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Authorities and as to the contents of all communications with such Governmental Authorities. In particular, to the extent permitted by Law or Governmental Authority, no party will make any notification, substantive communication or advocacy in relation to the Required Filings and consents contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to review its content before it is filed with or conveyed to the relevant Governmental Authorities, and such first party shall consider in good faith all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all information within its possession that is required for any application or other regulatory filing to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii) promptly notifying each other of any substantive communications from or with any Governmental Authority with respect to the matters set forth in this Section 6.7 and ensuring to the extent permitted by Law or Governmental Authority that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Authority with respect thereto;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Authority challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(e) The obligations of the Buyer Parties under this Section 6.7 shall include the Buyer Parties committing to: (i) sell, divest, or otherwise convey particular assets, categories, portions or parts of assets or businesses of each of Buyer Party and their respective Subsidiaries; (ii) agree to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Closing; (iii) permit the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Closing and (iv) license, hold separate or enter into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminate any and all existing relationships and contractual rights and obligations, in each case as a condition to obtaining any and all expirations of waiting periods under the HSR Act or other Antitrust Laws or consents from any Governmental Authority necessary to consummate the transactions contemplated hereby; provided, however that in no event shall the Buyer Parties be required to commit or take any such action relating to the Buyer Parties, their Affiliates, the Company or any of its Subsidiaries under this Section 6.7 unless both (x) it is conditioned on the consummation of the transactions contemplated by this Agreement and (y) such commitment or action would not, individually or in the aggregate, have an adverse effect that is material on Parent, the Company, and their respective Subsidiaries, taken as a whole (however, it being understood that that for such purposes, Parent, the Company and their respective Subsidiaries, taken as a whole, shall be deemed to be a business that is the size of the business of the Company and its Subsidiaries, taken as a whole, as of the date hereof).

(f) Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

(g) Except as specifically required by this Agreement, the Buyer Parties, the Seller and the Company shall not, and the Buyer Parties, the Seller and the Company shall cause their respective Affiliates not to, knowingly take any action, the effect of which would be to materially delay or impede the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Buyer Parties shall not, and shall cause their respective Affiliates not to, acquire or agree to acquire (by merger, consolidation, purchase of Equity Interests or assets, joint venture or otherwise) any Person or any business, division or portion thereof, if such acquisition or agreement would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, qualification or order from a Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting or materially delaying the consummation of the transactions contemplated by this Agreement or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

Section 6.8 Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure (i) may be required by applicable Law or applicable stock exchange rules or listing requirements and (ii) is consistent with prior public disclosure and only includes information that has been previously publicly disclosed in compliance with this Section 6.8.

Section 6.9 Directors’ and Officers’ Indemnification.

(a) The Buyer Parties agree that all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company or any of its Subsidiaries, as provided in the Company’s or such Subsidiary’s Organizational Documents, shall survive the Closing and shall continue in full force and effect for a period of not less than six years following the Closing Date and that the Company and its Subsidiaries will perform and discharge the obligations to provide such indemnity and exculpation after the Closing; provided, however, that all rights to indemnification and exculpation in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Action. From and after the Closing, the Buyer Parties shall not, and shall cause each of their respective Subsidiaries and Affiliates (including the Company) not to, amend, repeal or otherwise modify the indemnification provisions of the Company’s Organizational Documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, employees, or agents of the Company or its Subsidiaries.

(b) On or prior to the Closing, the Buyer Parties shall obtain from the providers of the current officers’ and directors’ liability insurance of the Company and its Subsidiaries a non-cancelable run-off insurance policy (the “D&O Insurance”) for a period of six years following the Closing Date, covering liability and acts or omissions occurring on or prior to the Closing Date with respect to those Persons who are presently covered by such insurance at limit levels and otherwise on terms with respect to such coverage no less favorable to the insured than those of such insurance in effect on the date hereof; provided, that the aggregate cost of the D&O Insurance shall not exceed 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. Fifty percent (50%) of the cost of such D&O Insurance shall be deemed a Transaction Expense for all purposes of this Agreement.

(c) Each of the Buyer Parties covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

(d) In the event any of the Buyer Parties, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall make proper provision so that the successors and assigns of the applicable Buyer Party or the Company, as the case may be, shall assume the obligations set forth in this Section 6.9.

(e) The provisions of this Section 6.9 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 6.9 is intended to benefit the directors and officers of the Company and its Subsidiaries and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 6.9 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.9 (whether or not parties to this Agreement). All of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 6.9.

Section 6.10 Employee Matters.

(a) For a period commencing on the Closing and ending on the one-year anniversary of the Closing Date, the Buyer Parties shall, or shall cause one of its Affiliates to, provide each employee of the Company or any of its Subsidiaries as of immediately prior to the Closing who continues to be employed by a Buyer Party or any of their respective Subsidiaries (including the Company and its Subsidiaries) during any portion of such period (collectively, the “Company Employees”) with (i) a base salary or wage rate, as applicable, that is no less than the base salary or wage rate, as applicable, in effect with respect to such Company Employee immediately prior to the Closing; (ii) target cash incentive compensation opportunities that are substantially comparable to the target cash incentive compensation opportunities as in effect with respect to such Company Employee immediately prior to the Closing; (iii) severance benefits and payments that are substantially comparable to the severance benefits and payments that such Company Employee would have been eligible to receive in the event of a termination of employment immediately prior to the Closing (but after giving effect to the Closing for any enhanced severance payments and benefits); and (iv) all other employee benefits (excluding equity-based compensation, change in control, retention benefits, or any similar compensation or benefits) that are, in the aggregate, substantially comparable to those benefits (excluding equity-based compensation, change in control, retention benefits, or similar compensation or benefits) provided to such Company Employee immediately prior to the Closing.

(b) The Company Employees shall receive credit for all periods of employment and service with the Company and its Subsidiaries prior to the Closing Date (including any predecessor employers where such service was recognized by the Company or its Subsidiaries) for purposes of (i) vacation or paid time off accrual and (ii) eligibility and vesting (but not for any purposes under any frozen defined benefit pension plan) under any employee benefit plans, programs, or arrangements that are maintained by a Buyer Party or any of their respective Affiliates on or after the Closing Date that are made available to such Company Employees to the same extent as if such service had been performed for a Buyer Party or any of their respective Affiliates, except to the extent that recognition of such credit would result in a duplication of benefits with respect to the same period of service. In addition, without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting period, in any and all group welfare benefit plans of the Buyer Parties or their respective Affiliates providing benefits to any Company Employee on or after the Closing Date (“Buyer Welfare Plans”), except to the extent that such Company Employee remains eligible to participate in the comparable Employee Plan continued by the Buyer Parties or any of their respective Affiliates (including the Company and its Subsidiaries) following the Closing, and (ii) for purposes of each Buyer Welfare Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Buyer Parties shall, or shall cause one of their respective Affiliates to, use commercially reasonable efforts to cause (A) such Buyer Welfare Plan to waive all preexisting condition exclusions, eligibility waiting periods, actively-at-work requirements, and requirements to show evidence of good health with respect to participation and coverage requirements for each Company Employee and his or her covered dependents (including domestic partners), unless such conditions would not have been waived or satisfied under the comparable Employee Plan in which such Company Employee participated immediately prior to the Closing Date, and (B) if applicable, any eligible expenses incurred by such Company Employee and his or her covered dependents during the plan year in which the Closing Date occurs to be taken into account under such Buyer Welfare Plan for purposes of satisfying all deductibles, coinsurance payments, co-payments and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for such plan year.

(c) The Buyer Parties shall, or shall cause one of their respective Affiliates to, pay all amounts that become payable under the Company’s Enterprise Incentive Plan (the “EIP”) in respect of the 2026 plan year in accordance with its terms; provided, that, each Company Employee who participates in the EIP shall receive in respect of the 2026 Plan Year (as defined in the EIP) an EIP award in an amount equal to the greater of (i) the award amount accrued and included in the calculation of Net Working Capital in respect of each Company Employee as of the Closing Date (the “2026 EIP Floor Amount”) and (ii) the amount that such Company Employee otherwise earns based on actual achievement of applicable performance metrics in each case determined and paid in accordance with the EIP and conditioned on the Company Employee’s continued employment with a Buyer Party or one of their respective Affiliates through the Award Payment Date (as defined in the EIP); provided, further, that if a Company Employee’s employment is terminated in accordance with Section 6.10(f) or by a Buyer Party or one of their respective Affiliates without cause prior to the Award Payment Date for the 2026 Plan Year, then the Buyer Parties shall, or shall cause one of their respective Affiliates to, pay such Company Employee the applicable 2026 EIP Floor Amount in exchange for a customary release of claims.

(d) The Buyer Parties shall be responsible for any notices required to be given under, and to otherwise comply with, the WARN Act or any similar state or local Law relating to any “plant closing” or “mass layoff” (or similar triggering event) resulting from the Buyer Parties’ layoff or termination of employment of any Company Employees at or after the Closing.

(e) Effective as of the Closing Date, the Buyer Parties will, to the extent required by applicable Law or any Collective Bargaining Agreement (i) recognize each collective bargaining, works council or other labor representative then representing any Company Employee and (ii) with respect to any Company Employees who are covered by a Collective Bargaining Agreement, agree to be bound by the terms the applicable Collective Bargaining Agreement regarding the terms and conditions of the employment of such Company Employees, until the expiration, modification, or termination of such Collective Bargaining Agreement in accordance with its terms.

(f) Notwithstanding anything in Section 6.10(a)-(c) to the contrary, the employment of each Company Employee listed in Schedule 6.10(f) of the Disclosure Schedules shall be terminated effective as of the Closing Date, and each such termination shall be deemed a termination without cause under and with respect to each such Company Employee’s respective employment agreement.

(g) If, at least ten Business Days prior to the Closing, the Buyer Parties provide notice to the Seller directing the Company to terminate the Company’s 401(k) plan, the board of directors of the Company (or any authorized committee or person) will adopt resolutions and take any corporate action necessary to terminate such 401(k) plan, effective no later than the day immediately prior to the Closing Date, and will provide the Buyer Parties with the evidence that such 401(k) plan has been terminated no later than the day immediately prior to the Closing Date. The Company will provide the Buyer Parties with a reasonable opportunity to review and comment, in advance of any such adoption or corporate action, on any such resolutions or corporate actions. If the Buyer Parties direct the Company to terminate the Company’s 401(k) plan as described above, then, (x) effective as of the Closing, the Buyer Parties shall, or shall cause one of their respective Subsidiaries to, have in place a tax-qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the Code (the “Buyer 401(k) Plan”) in which the Company Employees who were eligible to participate in the Company’s 401(k) plan shall be eligible to participate as soon as possible after the Closing Date, but in no case later than the first day of the month following the Closing Date, and (y) following the Closing, the Buyer Parties shall, or shall cause one of their respective Subsidiaries to, cause the Buyer 401(k) Plan to accept the rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including loans) in the form of cash, notes (in the case of loans), or a combination thereof, in an amount equal to the account balance distributed or distributable to such Company Employees from the Company’s 401(k) plan (without causing any default in respect of such loans).

(h) Prior to making any broad-based written or oral communications to any current employee, officer, or independent contractor of the Company or any of its Subsidiaries pertaining to compensation or benefits matters described in this Agreement that will be effected at or following Closing, the Company will provide the Buyer with a copy of the intended communication, the Buyer will have a reasonable period of time to review and comment on the communication, and the Company will incorporate any such comments made reasonably and in good faith.

(i) This Section 6.10 shall be binding on all successors and assigns of the Buyer and the Company. Nothing in this Section 6.10, express or implied, shall (i) establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Employee Plan, Buyer Welfare Plan or other benefit plan, program, agreement or arrangement, (ii) alter or limit the ability of the Buyer or any of its Affiliates (including the Company and its Subsidiaries) to amend, modify or terminate any Employee Plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) require the Buyer or any of its Affiliates to (x) provide any specific benefits, level of benefits, or participation rights in any plan, program, or arrangement maintained by the Buyer or any of its Affiliates or (y) to adopt, maintain, amend, or terminate any particular plan, program, or arrangement maintained by the Company or any of its Subsidiaries, or (iv) create any obligation on the part of the Buyer or its Affiliates (including the Company and its Subsidiaries) to employ or engage any Company Employee for any period following the Closing Date.

Section 6.11 Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G of the Code) has the right to receive any payments or benefits that could be deemed “parachute payments” (within the meaning of Section 280G of the Code), then, the Company will, no later than five Business Days prior to the Closing Date, (a) solicit and obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no remaining payments and benefits shall be deemed “excess parachute payments” (within the meaning of Section 280G of the Code); and (b) with respect to each individual who agrees to the waiver described in clause (a), solicit the approval of the stockholders of the Company in the manner required under Section 280G(b)(5)(A)(ii) of the Code, the right of each such “disqualified individual” to receive the Waived 280G Benefits. At least five Business Days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to the Buyer’s counsel for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by the Buyer’s counsel. No later than ten Business Days prior to soliciting the waivers, the Company shall provide the Buyer’s counsel with the calculations and related documentation to determine whether and to what extent the vote described in this Section 6.11 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Notwithstanding the foregoing, to the extent that any arrangement between the Buyer or any of its Affiliates (including the Company and its Subsidiaries) and a disqualified individual is entered into by or at the direction of the Buyer, prior to the Closing, to be effective upon the Closing Date, the Buyer shall provide to the Company at least 20 Business Days before the Closing sufficient information regarding such arrangement, and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Code Section 280G) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code; provided that, in any event, if the Buyer fails to provide to the Company with sufficient information regarding such arrangement, the Company’s failure to include any such arrangement in the voting materials for the approval of the Company’s stockholders described herein, for any reason, will not result in a breach of the covenants set forth in this Section 6.11. Prior to the Closing Date, the Company shall deliver to the Buyer’s counsel evidence that a vote of the Company’s stockholders was solicited in accordance with the foregoing and whether the requisite number of votes of the Company’s stockholders was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained; provided that the Company shall not be in breach of this Section 6.11 solely as a result of the refusal of any disqualified individual to waive the applicable payments and submit them to the Company’s stockholders.

Section 6.12 R&W Insurance Policy.

(a) The Buyer Parties shall cause the R&W Insurance Policy to include terms to the effect that the R&W Insurer waives its rights to bring any claim against the Seller or any of its Affiliates and its and their respective officers, directors, employees and agents (the “Seller Parties”) by way of subrogation, claims for contribution or otherwise, other than with respect to a claim for Fraud, and shall cause the R&W Insurance Policy to name the Seller Parties to be named as an express third party beneficiary of such waiver.

(b) The Buyer Parties agree that they will not agree to any amendment, variation or waiver of the R&W Insurance Policy (or do anything that has a similar effect) that would amend, modify, limit or otherwise affect the waiver of subrogation, contribution or similar rights in favor of the Seller Parties, in each case without the Seller’s prior written consent.

Section 6.13 Additional Listing Application; Removal of Restrictive Legends.

(a) As promptly as practicable after the date of this Agreement, but in any event after taking into consideration the rules and regulations of the NYSE with respect to the timing of the Additional Listing Application (as hereinafter defined) and the supporting documents required to accompany the Additional Listing Application, the Buyer Parties shall submit to the NYSE an additional supplemental listing application relating to the Aggregate Stock Consideration (the “Additional Listing Application”) and shall use its commercially reasonable efforts to secure the NYSE’s approval of the Additional Listing Application, subject to official notice of issuance.

(b) Subject to compliance with the requirements set forth herein, following the earlier of (i) the date that is at least six months after the Closing Date on which Seller has provided the representations required by this Section 6.13(b), (ii) the date that is at least 12 months after the Closing Date, or (iii) the date on which the Parent Common Stock is sold pursuant to an effective registration statement under the Securities Act, upon the written request of Seller, the Buyer Parties shall, at their own expense, promptly take or cause to be taken all actions reasonably necessary to cause any restrictive legends or similar notations imposed under the Securities Act or other applicable securities Laws to be removed from any certificate(s) or book-entry statements representing such Parent Common Stock held by the Seller. If the Seller requests removal of such legends or notations pursuant to subparagraph (i) above, Seller shall provide a written representation in the form set forth in Schedule 6.13(b) of the Disclosure Schedules. If the Seller requests removal of such legends or notations pursuant to subparagraph (ii) above, Seller shall represent to the Buyer that the Seller is not, and has not been during the preceding three months, an “affiliate” of Parent within the meaning of Rule 144 under the Securities Act. The Seller agrees to notify the Company promptly once it has sold all of the Parent Common Stock issued to it hereunder. In all cases, the Buyer Parties’ actions required under this Section 6.13(b) shall include the timely delivery of any authorizations, instructions, or legal opinions of the Buyer Parties’ counsel as may be required by the Buyer Parties’ and shall be subject to the requirements of the Company’s transfer agent to effect the removal of such legends or notations.

Section 6.14 Buyer Financing Efforts

(a) Efforts. The Buyer Parties shall use their reasonable best efforts to take all actions necessary, proper or advisable to obtain the Financing in an amount sufficient to pay the Required Amount on or prior to the Closing Date on the terms described in the Debt Financing Commitments (including any related “market flex”), including (i) maintaining the Debt Financing Commitments in effect with respect to the Buyer, (ii) negotiating definitive debt documents, (iii) satisfying or obtaining the waiver of conditions within the Buyer Parties’ control and (iv) upon satisfaction or waiver of the conditions to funding, consummating the Debt Financing (including by instructing the Debt Financing Sources to fund) and enforcing its rights thereunder.

(b) Amendments; Replacements. The Buyer Parties shall not amend, replace, modify, assign, terminate, waive or substitute any Debt Financing Commitment if such action would (i) reduce the aggregate cash proceeds of the Debt Financing to less than the Required Amount (after taking into account any other Financing and cash, cash equivalents and other financial assets of the Buyer), (ii) add conditions to funding (or otherwise adversely affect the conditionality) of the Debt Financing Commitments on the Closing Date, or (iii) otherwise adversely affect the Buyer’s ability to enforce its rights or consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Buyer Parties may amend, replace, modify or substitute the Debt Financing Commitment to (A) add or replace arrangers, lenders, bookrunners, syndication agents or similar entities and (B) implement “market flex” contemplated by any Fee Letters. The Buyer shall promptly deliver to the Seller copies of any permitted amendment, modification, waiver or replacement (with Customary Redactions).

(c) Alternative Financing. If any portion of the Debt Financing becomes unavailable on the terms (to the extent a change in terms could reasonably be expected to prevent, delay or impair the ability of Buyer to obtain the Debt Financing or consummate the Closing) and conditions in the Debt Financing Commitments (other than due to the Company’s breach of this Agreement or a dollar for dollar commitment reduction resulting from the Buyer receiving cash proceeds from any other Financing or unless such conditions are modified to be more favorable to the Buyer) and such portion is necessary to fund the Required Amount, Buyer Parties shall (i) promptly notify the Seller, (ii) use reasonable best efforts to obtain alternative financing from the same or other sources on terms no less favorable to the Buyer (taken as a whole) and without additional conditions to funding, in each case sufficient, together with any remaining Financing and cash, cash equivalents and other financial assets of the Buyer, to pay the Required Amount, and (iii) promptly deliver to the Seller true and complete copies of any new financing commitments (with Customary Redactions).

(d) Status Updates. Upon written request of the Seller, the Buyer shall keep the Seller reasonably informed, on a reasonably current basis, of the status of its efforts to obtain the Debt Financing or any alternative financing and promptly notify the Seller of any fact, event or circumstance that is reasonably likely to materially impair the availability of the Debt Financing necessary to pay the Required Amount (after taking into account any other Financing and cash, cash equivalents and other financial assets of the Buyer) or any material default or breach by any party to the Debt Financing Commitments or definitive financing agreements, in each case, of which the Buyer becomes aware.

Section 6.15 Financing Cooperation.

(a) From the date hereof until the Closing, or the earlier termination of this Agreement, the Seller shall, and the Seller shall cause each of its Subsidiaries and representatives to, at the Buyer’s cost and expense (other than any costs incurred in connection with the preparation, review and audit of the Annual Financial Statements and the Interim Financial Statements) and at the Buyer’s reasonable request, use reasonable best efforts to cooperate with the Buyer in connection with the arrangement of any Debt Financing and/or any Equity Financing. Without limitation of the generality of the foregoing, such reasonable best efforts shall include: (i) cooperating with the arrangement of, or marketing efforts in connection with, the Debt Financing and any Equity Financing, including causing the Company’s senior officers with appropriate expertise, to participate at reasonable times and upon reasonable notice, in a reasonable number of meetings (including “road shows”, bank meetings, drafting sessions, due diligence sessions, sessions with ratings agencies and similar presentations) to and with prospective lenders and other debt holders, rating agencies, and Debt Financing Sources and Equity Financing Sources, (ii) assisting with the preparation of customary confidential information materials and other customary marketing materials for rating agency presentations, bank information memoranda, prospective lender presentations and other customary marketing and syndication materials required in connection with any Debt Financing or any Equity Financing, including, if reasonably requested by the Debt Financing Sources, assisting in the preparation of additional version of a confidential information memorandum and related lender presentation that does not contain information of the type that would be material non-public information about the Company if the Company was a reporting company and providing a customary authorization letter authorizing the distribution of the confidential information memorandum to prospective Debt Financing Sources and containing a customary representation, if applicable, that such memorandum does not include information of the type that would be material non-public information about the Company or its respective affiliates or their respective securities if the Company was a reporting company, (iii) assisting with the preparation of definitive financing documentation (including officer’s certificates, loan agreements, guarantees, collateral agreements and customary evidence of authority) and the schedules and exhibits thereto, in each case, customarily required to be delivered under any definitive documents, including any Financing Document, for any Debt Financing or Equity Financing, (iv) providing to the Buyer and its Debt Financing Sources and Equity Financing Sources, at least three Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulation, in each case, as requested at least ten (10) Business Days prior to the Closing Date, (v) providing the Required Information, which shall be Compliant, and such other financial information reasonably required by the Debt Financing Sources and Equity Financing Sources or in connection with any definitive documents, including any Financing Document, for the Debt Financing or any Equity Financing, and promptly informing the Buyer if, to the Knowledge of the Company, there are any facts that would be reasonably likely to require the restatement or other modification of any financial statements comprising a portion of the Required Information in order for such financial statements to comply with GAAP or that the Required Information is not otherwise Compliant, (vi) taking all corporate, partnership, limited liability company and other entity actions that are necessary or customary to obtain the Debt Financing or any Equity Financing and market the transactions contemplated by this Agreement, (vii) providing or causing to be provided any customary legal opinions or consents customarily required to be delivered under any Financing Document and other documents reasonably requested by the Debt Financing Sources or Equity Financing Sources, including comfort letters and consents to the inclusion of audit reports from the Company’s auditors and legal opinions and negative assurance letters from the Company’s outside counsel, (viii) otherwise cooperating with the Buyer in the preparation of any Financing Document or other definitive documents needed for any Debt Financing or any Equity Financing, (ix) assisting the Buyer in the preparation of pro forma financial information and any required or reasonably requested pro forma financial statements and other financial data that is Compliant for any Debt Financing or Equity Financing, and (x) participating at reasonable times and upon reasonable notice in due diligence calls and providing such information regarding the Company, in each case, as reasonably requested by Debt Financing Sources or Equity Financing Sources.

(b) All information provided pursuant to this Section 6.15 shall constitute “Evaluation Material” under the Confidentiality Agreement and shall be kept confidential in accordance with the terms of the Confidentiality Agreement, except that the Buyer shall be permitted to (i) disclose such information (A) on a confidential basis to the Debt Financing Sources or Equity Financing Sources (and their Affiliates and its and their respective Representatives on a confidential basis), in connection with any definitive documents related to the Debt Financing, including the Debt Financing Commitments and any Financing Document, subject to customary confidentiality undertakings by the Debt Financing Sources and the Equity Financing Sources (which may be effected through the acknowledgement confidentiality requirements contained in a clickthrough screen on any electronic platform) and (B) on a confidential basis to ratings agencies and (ii) disclose Required Information in any filing or submission made with or to the SEC in connection with the Financing.

(c) The Company and its Affiliates hereby consent to the use of the Company’s and its Affiliates’ logos in connection with a Debt Financing or Equity Financing and any “banner” or other logo currently used by the Company or its Affiliates; provided that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company’s or its Affiliates’ reputation or goodwill.

(d) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.15 shall require such cooperation to the extent it would (i) unreasonably disrupt or interfere with the business or operations of the Company or (ii) require the Company, its Affiliates, or any of their respective directors, officers, employees or agents to (A) execute or enter into any certificate, instrument, agreement or other document in connection with a Debt Financing (other than customary authorization letters and management representation letters) which will be effective prior to the Closing, (B) pay any commitment or other similar fee, to incur any other liability or obligation or to enter into any agreement effective in connection with the Debt Financing prior to the Closing, unless such fees are or will be reimbursed by the Buyer, (C) give any indemnities that are effective prior to the Closing Date, (D) require their respective boards of directors or equivalent governing bodies to pass resolutions or consents to approve or authorize any such agreement with respect to the Debt Financing that would be effective prior to the Closing Date, (E) deliver any certificate or take any other action that would reasonably be expected to result in personal liability to such a director, officer or employee, (F) except as required pursuant to Section 6.15(a)(vii), deliver any legal opinion or consent, (G) except as required pursuant to Section 6.15(a)(ix), prepare any pro forma financial statements, or (H) provide any information that is legally privileged or take any action to the extent it would result in a loss or waiver of any such privilege; provided that the Company shall use its commercially reasonable efforts to obtain any relevant consents under such third party obligations of confidentiality entered into prior to the date of this Agreement to allow for the provision of such information to the extent reasonably requested by the Buyer or the Debt Financing Sources; provided, further, that in the event the Company does not provide information that could reasonably be considered material to the Buyer or the Debt Financing Sources because the disclosure thereof would violate any confidentiality agreement or obligation binding on it or waive attorney-client privilege, the Company will promptly provide notice to the Buyer that such information is being withheld to the extent it is legally permissible to provide such notice.

(e) The Buyer shall, promptly after written request by the Seller, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company prior to the Closing Date in connection with the Debt Financing or Equity Financing, including the cooperation contemplated by this Section 6.15. The Buyer Parties shall indemnify the Seller and its Subsidiaries from, against and in respect of all losses, damages, claims, costs or expenses actually suffered or incurred by any of them in connection with the Debt Financing or Equity Financing and any information used in connection therewith to the fullest extent permitted by applicable Law, except to the extent that any of the foregoing arises from (x) the bad faith, negligence or willful misconduct by the Seller, any of its Subsidiaries or any of their respective Representatives, as applicable or (y) information provided by the Seller, any of its Subsidiaries or any of their respective Representatives.

(f) At least two Business Days prior to the anticipated Closing Date, the Seller shall deliver to the Buyer duly executed payoff letters, in customary form and reasonably satisfactory to the Buyer, with respect to the obligations under the Credit Agreement (the “Payoff Letters”) (it being agreed that the Company shall use reasonable best efforts to provide drafts of the Payoff Letters to the Buyer no less than three Business Days prior to the anticipated Closing Date). The Payoff Letters shall (i) specify the aggregate outstanding amount required to be paid to fully satisfy all obligations then due and payable as of the anticipated Closing Date under the Credit Agreement (including the applicable per diem amount thereafter) (the “Payoff Amount”), (ii) contain wire and payment instructions, (iii) provide that all Encumbrances, guarantees and collateral arrangements in connection therewith shall be, upon receipt of the Payoff Amount, automatically and irrevocably released and terminated and (iv) provide that all loan documents and obligations thereunder (other than contingent obligations that expressly survive) shall be, upon receipt of the Payoff Amount, automatically and irrevocably terminated, satisfied and discharged.

(g) The Buyer Parties will use reasonable best efforts to give the Company a reasonable opportunity to review any marketing materials in connection with the Financing that identifies the Company or any of its Subsidiaries by name prior to disseminating such materials to any actual or proposed Debt Financing Source; provided, that the opportunity for the Company to review such marketing materials shall only apply to the extent such marketing materials identify the Company or any of its Subsidiaries by name and were prepared by, or on behalf of, a Buyer Party.

(h) If requested by the Buyer, the Seller shall cause the Company to use commercially reasonable efforts to: (i)(A) deliver to the Depositary Trust Company (“DTC”) in accordance with the applicable procedures of DTC and in accordance with that certain indenture, dated as of April 5, 2022, by and among FLOW, the guarantors party thereto and Wilmington Trust, National Associate, as trustee (the “Indenture”) a change of control offer conditioned on the occurrence of the Closing and (B) provide any other reasonable cooperation requested by Buyer to facilitate such change of control offer and (ii)(A) send a notice of redemption with respect to all or a portion of the outstanding aggregate principal amount of FLOW’s 8.750% Senior Notes due 2030 (the “Senior Notes”) (which shall be in form required by the Indenture and conditioned upon the consummation of the Closing, and shall be in form and substance reasonably satisfactory to the Company) to the trustee under the Indenture (the “Trustee”), (B) take such actions as may be required under the Indenture to cause the Trustee to proceed with the redemption of the Senior Notes under the Indenture and to provide the notice of redemption (conditioned upon consummation of the Closing if provided prior to the Closing) to the holders of the Senior Notes pursuant to the Indenture, (C) prepare and deliver all other documents required under the Indenture (including any officer’s certificates and legal opinions to the extent required to be delivered prior to the Closing) as may be required under the Indenture to issue a notice of redemption (conditioned upon consummation of the Closing, if issued prior to the Closing) for the Senior Notes in accordance with the Indenture and (D) otherwise provide for (x) the redemption of the Senior Notes on the Closing Date or such later date as shall be specified by Buyer, and (y) the satisfaction and discharge of the Senior Notes on the Closing Date or such later date as shall be specified by Buyer. The notice of redemption delivered to the Trustee and holders of the Senior Notes (if delivered prior to Closing) shall state that the redemption date may be delayed until such time as any condition to redemption stated therein shall be satisfied or such redemption may not occur and such notice may be rescinded in the event such condition shall not have been satisfied. Buyer shall provide to the Company the funds necessary to consummate any such redemption (including the payment of all applicable premiums) on the applicable redemption date. Notwithstanding anything in this Section 6.15(h) to the contrary, the Buyer Parties shall be solely responsible for preparing drafts of all notices, documents or other materials instruments contemplated by this Section 6.15(h) and for all costs and expenses incurred in connection with obligations contemplated hereby.

Section 6.16 Lock-Up.

(a) Subject to Section 6.16(b) and Section 6.16(c), during the period commencing on the Closing Date and ending at 11:59 p.m. Eastern Time on the date that is six months after the Closing Date (the “Lock-Up Period”), the Seller shall not directly or indirectly sell or transfer any Parent Common Stock included in the Aggregate Stock Consideration that is then held by the Seller (the “Restricted Shares”); provided that nothing in this Section 6.16(a) shall restrict the Seller from (i) entering into, establishing, maintaining or otherwise engaging in any hedging or other similar transaction or arrangement (including swaps, collars, put/call positions, forward or other derivative transactions) with respect to the Restricted Shares, (ii) pledging Restricted Shares as collateral to secure any obligations under, or in connection with, any such bona fide hedging transaction, or in a margin or similar account or (iii) taking any action to establish any of the foregoing, in each case so long as settlement of any such transaction, position or pledge does not require the sale or transfer of any Restricted Shares during the Lock-Up Period.

(b) Notwithstanding anything in Section 6.16(a) to the contrary, the Seller may transfer Restricted Shares (i) to one or more Affiliates, (ii) to any direct or indirect partners, members or equityholders of the Seller (including for bona fide tax or estate planning purposes), or (iii) pursuant to any court order or by operation of Law, provided that, in each case, each transferee agrees in writing to be bound by the restrictions applicable to the Seller set forth in Section 6.16(a) for the remainder of the Lock-Up Period, in each case subject to the exceptions set forth in this Section 6.16(b) and Section 6.16(c).

(c) Notwithstanding the foregoing, the restrictions in Section 6.16(a) shall not apply to any sale, transfer or exchange made pursuant to or in connection with any merger, tender offer, reclassification, recapitalization, consolidation, stock exchange or similar transaction involving the Parent Common Stock made to all holders of Parent Common Stock that would result in the holders of Parent Common Stock exchanging their shares for cash, securities or other property.

Section 6.17 General Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.17) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 6.1, and Section 6.7), the Buyer Parties shall (and shall cause their respective Subsidiaries to, if applicable) on the one hand, and the Seller and the Company shall (and shall cause their respective Affiliates to, if applicable) on the other hand, use their respective reasonable best efforts to (i) take (or cause to be taken) all actions, (ii) do (or cause to be done) all things, and (iii) assist and cooperate with the other parties hereto in doing (or causing to be done) all things, in each case as are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated hereby. In furtherance of the foregoing, the Company and the Seller shall, and the Company shall cause its Subsidiaries to, use their respective commercially reasonable efforts to make and obtain at the earliest practicable date the notices, consents, approvals or waivers of any contracts set forth on Schedule 6.17 of the Disclosure Schedules triggered by the consummation of the transactions contemplated hereby.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Returns.

(a) The Company shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for the Company and its Subsidiaries that are required to be filed (taking into account any applicable extensions) on or before the Closing Date (“Seller Filed Tax Returns”) in a manner consistent with the past custom and practice of the Company and its Subsidiaries to the extent such past custom or practice is supported by a “more likely than not” (or higher) level of authority. At least 30 days prior to the date on which a Seller Filed Tax Return with respect to Income Taxes is due (taking into account any applicable extensions), the Seller shall submit each such Seller Filed Tax Return to the Buyer for review and comment and shall incorporate any reasonable comments timely received from the Buyer on such Seller Filed Tax Return.

(b) The Buyer shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for the Company and its Subsidiaries for any Pre-Closing Tax Period or Straddle Period the due date of which (taking into account any applicable extensions) is after the Closing Date but only if not filed prior to the Closing (“Buyer Filed Tax Returns”). Any

Buyer Filed Tax Returns that reasonably would be expected to reduce the Purchase Price (as finally determined pursuant to Section 2.4) by more than a de minimis amount shall be prepared in a manner consistent with the past custom and practice of the Company and its Subsidiaries to the extent such past custom or practice is supported by a “more likely than not” (or higher) level of authority, and at least 30 days prior to the date on which such Buyer Filed Tax Return is due (taking into account any applicable extensions), the Buyer shall submit such Buyer Filed Tax Return to the Seller for review and comment and shall consider in good faith any reasonable comments timey received from the Seller on such Buyer Filed Tax Return.

Section 7.2 Certain Tax-Related Matters. For the portion of the Closing Date after the time of Closing, other than the transactions expressly contemplated hereby or in the Transaction Documents and only to the extent that such actions or such prohibited actions reasonably would be expected to reduce the Purchase Price (as finally determined pursuant to Section 2.4) by more than a de minimis amount, the Buyer shall cause the Company and its Subsidiaries to operate their business in the ordinary course of business and shall not, on or effective as of the Closing Date, convert or otherwise change the form of any of the Company and its Subsidiaries under applicable federal, state, local, or non-U.S. Law. To the extent permitted under applicable Law (including Treasury Regulations Section 1.1502-76(b)(1)(ii)(1)), the Company and its Subsidiaries shall elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and its Subsidiaries. The parties hereto agree that (a) the Buyer and its Affiliates and the Company and its Subsidiaries shall not make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or make any similar election or ratably allocate items under any corresponding provision of state, local or non-U.S. Law) and (b) none of the Seller’s Transaction Expenses are “properly allocable” to the portion of the Closing Date subsequent to the sale of the Interests for purposes of applying the “next day” rule of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (and, therefore, none of the such Transaction Expenses shall be treated as occurring on the day subsequent to the Closing Date under the “next day” rule). This Agreement is intended to qualify as a plan to acquire money or other property pursuant to Treasury Regulation Section 1.1032-3(c).

Section 7.3 Books and Records; Cooperation. Except as otherwise provided in this Agreement and to the extent reasonably requested by the other party, the Buyer and the Seller shall, and shall cause their respective Representatives and Affiliates to use commercially reasonable efforts to cooperate in connection with the filing of Tax Returns or any Tax audit or other Tax examination by any Governmental Authority, in each case, with respect to the Company and its Subsidiaries; provided, however, that nothing in this Agreement shall require the Buyer to provide the Seller with any consolidated, combined, unitary or other Tax Return (other than as contemplated by Section 7.1(b)).

Section 7.4 Transfer Taxes. The Buyer and the Seller shall each be responsible for fifty percent (50%) of any real property transfer Tax, documentary or stamp Tax, stock transfer Tax, recording charges, or other similar Tax imposed on the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”); provided that, Transfer Taxes shall not include Income Taxes or Taxes imposed on or with reference to gross receipts. The parties hereto agree to use commercially reasonable efforts to cooperate in the timely filing of any Tax Returns with respect to the Transfer Taxes, including by promptly supplying to the party required by applicable Law to file any such Tax Return any information in its possession that is reasonably necessary to complete such Tax Return and joining, or causing its respective Representative and Affiliates to join, in the execution of such Tax Return.

Section 7.5 Tax Elections. The Buyer Parties shall not make or permit the Company or any of its Subsidiaries to make, any election under Code Section 338 or Section 336 (or any similar provisions under state, local, or foreign Law) with respect to the acquisition of the Company and its Subsidiaries.

Section 7.6 Seller Tax Matters. Unless otherwise required by applicable Law as mutually agreed by the Buyer and the Seller acting in good faith, after the Closing Date but prior to the final determination of the Purchase Price pursuant to Section 2.4, the Buyer Parties shall not, and shall not permit the Company or any of its Subsidiaries to, initiate (or agree to) any Seller Tax Matter without the express prior written consent of the Seller (not to be unreasonably conditioned, withheld or delayed), in each case, solely to the extent that initiating (or agreeing) to such Seller Tax Matter reasonably would be expected to reduce the Purchase Price by more than a de minimis amount.

Section 7.7 Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, (a) the amount of any Taxes based on or measured by income, receipts, payroll or sales of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and (b) the amount of other Taxes of the Company and its Subsidiaries not described in clause (a) for the portion of a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. For the avoidance of doubt, for purposes of this Agreement (including for purposes of calculating Net Working Capital), a Transaction Tax Deduction shall be treated as deductible in the Pre-Closing Tax Period to the extent such Transaction Tax Deduction is deductible at a “more likely than not” (or higher) level of authority.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 General Conditions. The respective obligations of the Buyer, the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or any injunction, decree or order (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement; provided that this condition shall exclude Antitrust Laws and Foreign Investment Laws, in each case as in effect on the date hereof, outside the United States and the jurisdictions set forth on Schedule 8.1(b) of the Disclosure Schedules.

(b) (i) Any applicable waiting period (and any extension thereof) under the HSR Act, and any agreement not to close embodied in a “timing agreement” between the parties and a Governmental Authority, shall have expired or been terminated, and (ii) the consents, clearances or approvals related to the Required Filings set forth on Schedule 8.1(b) of the Disclosure Schedules shall have been obtained.

Section 8.2 Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) The representations and warranties of the Buyer contained in Article V shall be true and correct as of the date of this Agreement and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not have, or would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences of this Section 8.2(a), signed by a duly authorized officer thereof.

(b) Subject to official notice of issuance, the Additional Listing Application shall have been approved, and the Aggregate Stock Consideration shall have been approved for listing on the NYSE.

Section 8.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) (i) The representations and warranties of the Seller contained in Section 3.4 (Interests), Section 4.4(a) (Capitalization) and Section 4.4(b)(i) and (ii) (Capitalization) shall be true and correct as of the date of this Agreement and as of the Closing Date, (ii) the representations and warranties of Seller contained in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3(a)(i) (No Conflict), Section 3.5 (Brokers) and the last sentence of Section 3.6 (Litigation; Orders) and the representations and warranties of the Company contained in Section 4.1(a) and (c) (Organization and Qualification), Section 4.2 (Authority), Section 4.3(a)(i) (No Conflict), Section 4.4(b) (other than Section 4.4(b)(i), (ii) and (iii)) (Capitalization) and Section 4.7(a) (Absence of Certain Changes or Events) shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, or in the case of such representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (other than de minimis inaccuracies) as of such specified date and (iii) all other representations and warranties of the Seller and the Company contained in Article III and Article IV, respectively, shall be true and correct as of the Closing Date, or in the case of such representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except in the case of this clause (iii) where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Seller and the Company shall have performed or complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them prior to the Closing (it being understood that neither the Financing nor the notices, consents, approvals or waivers of any contracts set forth on Schedule 6.17 of the Disclosure Schedules are a condition to the Buyer’s obligations to consummate the transactions contemplated by this Agreement). For purposes of this Section 8.3(b), a breach of Section 6.15 (Financing Cooperation) shall not be taken into account in determining whether the condition set forth in this Section 8.3(b) has been satisfied unless such breach of Section 6.15 was willful and caused the Debt Financing to not be obtained on the Closing Date.

(c) The Buyer shall have received from each of the Seller and the Company a certificate to the effect set forth in Section 8.3(a) and Section 8.3(b), signed by a duly authorized officer thereof.

(d) No Material Adverse Effect shall have occurred and be continuing.

Section 8.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to use efforts to cause the Closing to occur as required by Section 6.7.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) (i) by the Seller, if the Seller and the Company are not in material breach of their respective obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived in writing by the Seller (provided, that the failure to deliver the full consideration payable pursuant to Article II at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller) or (ii) by the Buyer, if the Buyer is not in material breach of its obligations under this

Agreement and the Seller or the Company breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived in writing by the Buyer;

(c) by either the Seller or the Buyer if the Closing shall not have occurred by September 4, 2026 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; or

(d) by either the Seller or the Buyer in the event that any Governmental Authority of competent jurisdiction shall have issued an injunction, order, decree, ruling or Law or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, Law or other action shall have become final and nonappealable; provided that (i) such termination right shall exclude Antitrust Laws and Foreign Investment Laws, in each case as in effect on the date hereof, outside the United States and the jurisdictions set forth on Schedule 8.1(b) of the Disclosure Schedules and (ii) the party so requesting termination shall have used its reasonable best efforts, in accordance with Section 6.7, to have such order, decree, ruling, Law or other action, as applicable, vacated.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other parties.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Section 3.5, Section 4.21 and Section 5.6 relating to broker’s fees and finder’s fees, Section 6.5 relating to confidentiality, Section 6.8 relating to public announcements, this Section 9.2 and Article XI and (b) that nothing herein shall relieve any party from liability or damages arising out of any Fraud or Willful Breach, in which case the non-breaching party shall be entitled to all rights and remedies available in equity or at law.

ARTICLE X

NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 10.1 Nonsurvival of Representations, Warranties and Covenants.

(a) The respective representations, warranties and covenants of the Seller, the Company and the Buyer Parties contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party in respect thereof; provided, that this Section 10.1 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall limit any party’s claim or liability for Fraud in any way against the Person committing such Fraud; provided, that, for the avoidance of doubt, Fraud committed by an officer or director of the Seller or the Company acting in the capacity of an officer or director of the Seller or the Company shall constitute Fraud committed by the Seller.

(b) Each party hereto knowingly, willingly, irrevocably and expressly acknowledges and agrees, that from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against another party hereto relating with respect to the operation of the applicable party’s respective businesses or relating to the subject matter of this Agreement or any other Transaction Document, and the transactions contemplated by this Agreement (other than, and solely with respect to, any of the covenants in this Agreement that expressly survive the Closing), whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 10.1(b), from and after the Closing, no Action, suit, claim, investigation or proceeding will be brought, encouraged, supported or maintained by, or on behalf of, a party hereto against another party hereto, and no recourse will be sought or granted against such party, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of such party set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, agreement or other document delivered hereunder (other than, and solely with respect to, any of the covenants in this Agreement that expressly survive the Closing), the subject matter of this Agreement or any other document contemplated hereby, the transactions contemplated by this Agreement, the business, the ownership, operation, management, use or control of the business of such party, any of their assets, or any actions or omissions at, or prior to, the Closing. Furthermore, without limiting the generality of this Section 10.1(b), from and after the Closing, no party hereto will be entitled to rescind this Agreement or, subject to Article IX, treat this Agreement as terminated by reason of any breach of this Agreement, and each party hereto knowingly, willingly, irrevocably and expressly waives any and all rights of rescission it may have in respect of any such matter.

(c) Each party hereto knowingly, willingly, irrevocably and expressly acknowledges and agrees that the agreements contained in this Section 10.1(c) (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for 20 years and will not be subject to any of the survival or exclusive remedy provisions of this Section 10.1(c); and (ii) are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 10.1(c), each party hereto would not enter into this Agreement. The foregoing provisions of this Section 10.1(c) shall not limit any party’s rights to pursue claims for Fraud; provided, that in no event shall any party hereto be liable for any amount under this Agreement in excess of the Purchase Price.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that the Buyer shall pay, on behalf of the Seller and the Company, or cause the Company to pay any Transaction Expenses actually incurred that remain unpaid as of the Closing. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from Fraud or a Willful Breach by the other party. For the avoidance of doubt, all fees, costs and expenses of the R&W Insurance Policy shall be paid by the Buyer, and neither the Seller nor the Company will have any liability with respect thereto.

Section 11.2 Amendment and Modification; Waiver; Extension. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party. At any time prior to the Closing, the Seller, on the one hand and on behalf of itself and the Company, and the Buyer, on the other hand and on behalf of itself and the Parent, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, without the sender having received notice of failure to deliver such email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to the Seller or prior to the Closing, the Company, to:

LSF11 Redwood Parent, L.P.

6688 North Central Expressway

Suite 1600

Dallas, Texas 75206

Attention: General Counsel

E-mail: [***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, TX 75201

Attention: Jeffrey A. Chapman, Jonathan Whalen Joseph Orien

E-mail: [***]; [***]

    [***]

(ii) if to a Buyer Party or after the Closing, the Company, to:

ITT Inc.

100 Washington Blvd., 6th Floor

Stamford, CT 06902

Attention: General Counsel

E-mail: [***]; [***]

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Eduardo Gallardo; Jonathan Kubek

E-mail: [***]; [***]

Section 11.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “to the extent” mean the degree to which a subject or other thing extends and shall not simply mean “if”. References to days mean calendar days unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. References to any contract (including this Agreement) or any Organizational Document refer to such contract or Organizational Document as amended, modified, supplemented or replaced from time to time prior to the date hereof but only to the extent such amendment, modification, supplement or replacement has been made available to the Buyer. References to any “copy” of any contract or other document refer to a true and complete copy thereof. Any reference to any Law is a reference to the Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under the statute) and any reference to any section of any statute, rule or regulation includes any successor to the section. References to “ordinary course of business” when used in reference to the Company and its Subsidiaries shall be deemed to refer to any action taken, or omitted to be taken, in the ordinary and usual course of business of the Company and its Subsidiaries, consistent with past practice. The terms “made available,” “provided,” “furnished” and words of similar import shall mean, in reference to information, documents or other items by the Company, the posting by or on behalf of the Company to the virtual data room “Project Zenith” hosted on Intralinks or otherwise provided directly to the Buyer at least 12 hours prior to the execution of this Agreement.

Section 11.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby other than those expressly set forth herein or in any document required to be delivered hereunder, including any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 11.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 6.9 (Directors’ and Officers’ Indemnification), Section 11.19 (Non-Recourse) and Section 11.20 (Release), which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof.

Section 11.7 Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 11.8 Arbitration of Disputes.

(a) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort, equity or otherwise), including the arbitrability of any dispute or controversy, but excluding any claim for specific performance pursuant to Section 11.11, that cannot be settled by mutual agreement shall be finally settled by binding arbitration in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), or any successor provision thereto, as follows: Any party aggrieved will deliver a notice to the other parties setting forth the specific points in dispute. Any points remaining in dispute 20 days after the giving of such notice may, upon 10 days’ notice to the other party, be submitted to AAA arbitration conducted before a single neutral arbitrator; provided, however, that if the dispute involves claims of greater than $5,000,000, the AAA arbitration shall be conducted before a panel of three arbitrators. With respect to disputes before a single arbitrator, the arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by the AAA. With respect to disputes before a panel of three arbitrators, the Buyer and the Seller shall each appoint one arbitrator (the “Party-Appointed Arbitrators”) and the Party-Appointed Arbitrators shall appoint the third and presiding arbitrator; provided, that, any arbitrator not timely appointed herein shall be appointed by the AAA upon the written demand of any party to the dispute. The arbitrators may enter a default decision against any party who fails to participate in the arbitration proceedings. The seat of the arbitration shall be New York, New York.

(b) The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrators shall only be authorized to interpret the provisions of this Agreement, and shall not amend, change or add to any such provisions. The parties agree that this provision has been adopted by the parties to resolve rapidly and inexpensively any disputes between or among them and that this provision will be grounds for dismissal of any court action commenced by any party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted under Section 11.11. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all rights to a trial by jury in or with respect to such litigation.

(c) Each party will bear its own expenses and the fees of its own attorneys. The arbitrators’ fees and expenses will be shared equally between the parties.

(d) The parties and the arbitrators will keep confidential, and will not disclose to any person, except the parties’ advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 11.8, the referral of any such controversy to arbitration or the status or resolution thereof.

(e) For the avoidance of doubt, the parties agree that a Delaware Court shall have exclusive jurisdiction with respect to any claim for specific performance pursuant to Section 11.11, and each party irrevocably submits to the jurisdiction of a Delaware Court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding for specific performance pursuant to Section 11.11. “Delaware Court” shall mean the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any state or federal court located in the State of Delaware with jurisdiction over the action.

Section 11.9 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 11.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that (i) the Seller may assign its rights under this Agreement to receive the Purchase Price to one or more Affiliates of the Seller without the consent of the Buyer and (ii) the Buyer may assign its right to acquire the Interests and its obligation to pay the Aggregate Cash Closing Consideration to a Subsidiary of the Buyer without the consent of the Seller; provided further, that no assignment shall limit or relieve the Seller’s or the Buyer’s respective obligations hereunder, as applicable. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 11.10 shall be null and void.

Section 11.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such nonperformance or breach. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 11.12 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 11.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 11.16 Electronic Signature. This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g. DocuSign or Adobe Sign) and delivered by e-mail or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.

Section 11.17 Legal Representation.

(a) The Buyer Parties, on behalf of themselves and their respective Affiliates (including, after the Closing, the Company) acknowledge and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Seller and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Buyer Parties.

(b) Only the Seller, the Company and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. The Buyer Parties, on behalf of themselves and their respective Affiliates (including after the Closing, the Company) acknowledges and agrees that all confidential communications between the Seller, the Company and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by the Buyer Parties or the Company upon or after the Closing. Accordingly, the Buyer Parties shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Seller and its Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Buyer Parties by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than Representatives, accountants and advisors of the Seller and its Affiliates;

provided that such Representatives, accountants and advisors are instructed to maintain the confidence of such attorney-client communications). The Buyer Parties, on behalf of themselves and their respective Affiliates (including after the Closing, the Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Seller and/or its Affiliates. If and to the extent that, at any time subsequent to Closing, the Buyer Parties or any of their respective Affiliates (including after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, the Buyer Parties, on behalf of themselves and their respective Affiliates (including after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of the Seller (such consent not to be unreasonably withheld).

(c) The Buyer Parties, on behalf of themselves and their respective Affiliates (including after the Closing, the Company) acknowledges and agrees that Gibson Dunn has acted as counsel for the Seller, the Company and their respective Affiliates for several years and that the Seller reasonably anticipates that Gibson Dunn will continue to represent it and/or its Affiliates in future matters. Accordingly, the Buyer Parties, on behalf of themselves and their respective Affiliates (including after the Closing, the Company) expressly (i) consents to Gibson Dunn’s representation of the Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including any post-Closing matter in which the interests of the Buyer Parties and the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson Dunn may have previously advised the Seller, the Company or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to the Seller or its Affiliates of any information learned by Gibson Dunn in the course of its representation of the Seller, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson Dunn’s duty of confidentiality.

(d) From and after the Closing, the Company shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Company by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Company in order to represent or continue so representing the Seller.

(e) The Seller, the Company and the Buyer Parties consent to the arrangements in this Section 11.17 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.

Section 11.18 No Presumption Against Drafting Party. Each of the Buyer Parties, the Seller and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.19 Non-Recourse.

(a) All Actions (whether in contract, in tort, under statute or otherwise, or based upon any theory that seeks to impose liability of an entity against its owners or Affiliates) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to (i) this Agreement or the other Transaction Documents, (ii) the negotiation, execution or performance of this Agreement or any other Transaction Document (including any representation or warranty made in connection with, or as inducement to enter into, this Agreement), (iii) any breach or violation of this Agreement or any other Transaction Document and (iv) any failure of the transactions contemplated by this Agreement or any other Transaction Document to be consummated, in each case, may be brought only against (and are those solely of) the Persons that are expressly named as parties hereto and thereto, as applicable, and then only to the extent of the specific obligations of such Persons set forth herein or therein. Subject to the last sentence of Section 10.1, no Person who is not a named party to this Agreement or any other Transaction Document, including any Related Parties of any such party to this Agreement or any other Transaction Document (each, a “Non-Party Affiliate”), shall have any liability (whether in contract, in tort, under statute or otherwise, or based upon any theory that seeks to impose liability of an entity against its owners or Affiliates) arising out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv). To the maximum extent permitted by applicable Law, each party hereto waives and releases all such Actions against any such Non-Party Affiliate. For the avoidance of doubt, the parties hereto acknowledge and agree that the Non-Party Affiliates referred to herein are intended third party beneficiaries of this Section 11.19(a). This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or a Buyer Party or any officer, director, employee, Representative or investor of any party hereto.

(b) The Buyer Parties knowingly, willingly, irrevocably and expressly acknowledge and agree that the agreements contained in this Section 11.19 are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 11.19, the Seller would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

Section 11.20 Release.

(a) Effective as of the Closing, to the fullest extent permitted by applicable Law, the Buyer Parties, on behalf of themselves, their respective Affiliates (including, following the Closing, the Company and its Subsidiaries) and each of its and their respective successors and assigns, (collectively, the “Buyer Releasors”), irrevocably and unconditionally releases and forever discharges the Seller and each Non-Party Affiliate of the Seller (collectively, the “Seller Releasees”) from any and all Actions, causes of action, claims, charges, complaints, demands, obligations, damages, losses, costs, expenses and liabilities of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, and whether in equity or at law, that such Buyer Releasor has, had, or may have, against any Seller Releasee, whether directly or derivatively through another Person, arising contemporaneously with or prior to the transactions contemplated by this Agreement, or on account of, arising out of or related to any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the Closing Date, in each case arising out of or related to the Interests, this Agreement and the subject matter hereof (other than with respect to Fraud and claims against the Seller with respect to any of the covenants in this Agreement that expressly survive the Closing), the operation of the Company and its Subsidiaries, and the relationship of the Seller Releasees with the Company and its Related Parties. Each Buyer Releasor covenants and agrees not to, and shall cause each of its Affiliates not to, assert any such claim against any Seller Releasee. The Buyer Parties, on behalf of themselves and their respective current and future Related Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The Buyer Parties, on behalf of themselves and their current and future Related Parties, understand the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its current and future Related Parties, of unknown claims, and acknowledge and agree that this waiver is an essential and material term of this Agreement. The Buyer Parties, on behalf of themselves and their current and future Related Parties, acknowledge that the Seller will be relying on the waiver and release provided in this Section 11.20(a) in connection with entering into this Agreement and that this Section 11.20(a) is intended for the benefit of, and to grant third-party beneficiary rights to, each Seller Releasee to enforce this Section 11.20(a).

(b) Effective as of the Closing, the Seller, on behalf of itself and its Related Parties, successors and permitted assigns, hereby unconditionally and irrevocably and forever releases and discharges the Parent, the Buyer Parties, the Company and its Subsidiaries and their respective Related Parties (each, a “Buyer Released Party”), of and from, and hereby unconditionally and irrevocably waives (to the fullest extent permitted by applicable Law, including by contractually shortening the applicable statute of limitations), any and all covenants, liabilities, judgments, accounts, and other Actions of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Buyer Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising on or prior to the Closing and arising by virtue of, or in any matter related to, the Seller’s ownership of Interests in the Company, the transactions contemplated by this Agreement or the other Transaction Documents or any actions or inactions with respect to the Company or its Subsidiaries (other than with respect to Fraud and claims against a Buyer Party with respect to any of the covenants in this Agreement that expressly survive the Closing); provided, that nothing contained in this Section 11.20(b) shall be construed as a waiver by the Seller of its rights under this Agreement or any Transaction Document. The Seller, on behalf of itself and its current and future Related Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The Seller, on behalf of itself and its current and future Related Parties, understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its current and future Related Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. The Seller, on behalf of itself and its current and future Related Parties, acknowledges that the Buyer Parties will be relying on the waiver and release provided in this Section 11.20(b) in connection with entering into this Agreement and that this Section 11.20(b) is intended for the benefit of, and to grant third-party beneficiary rights to, each Buyer Released Party to enforce this Section 11.20(b).

Section 11.21 Parent Guarantee.

(a) The Parent hereby absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, to the Seller the due, prompt and full payment and performance by the Buyer of all of its obligations, liabilities, covenants and agreements under this Agreement and the other Transaction Documents, including the payment of the Aggregate Cash Closing Consideration (collectively, the “Guaranteed Obligations”).

(b) The Parent acknowledges and agrees that the guarantee set forth in this Section 11.21 is a guarantee of payment and performance and not of collection, and the Parent hereby waives any right to require the Seller to proceed against the Buyer or any other Person, or to pursue any other remedy or enforce any other right, prior to seeking performance and payment from the Parent.

(c) The obligations of the Parent hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment and performance in full of the Guaranteed Obligations), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense, set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

(d) The Parent hereby waives (i) any and all defenses to the payment of the Guaranteed Obligations regarding the validity, legality or enforceability of this Agreement, (ii) notice of acceptance of this guarantee, (iii) presentment and demand for payment or performance of any of the Guaranteed Obligations, (iv) notice of any dishonor or default or noncompliance on the part of the Buyer or the Company, and (v) any other requirement of notice or demand or any other legal or equitable defense (other than the defense of actual payment and performance) that may be available to a guarantor or surety.

Section 11.22 Debt Financing Source Related Parties Protective Provisions. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto, on behalf of itself and each of its Affiliates, hereby (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim or any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Source Related Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Financing Commitments and each definitive agreement with respect to the Debt Financing) (each, a “Definitive Debt Financing Agreement”) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such courts, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state) except to the extent relating to the interpretation of any provision of this Agreement, which shall be interpreted in accordance with the Laws of Delaware, (c) agrees that service of process upon such Person in any such proceeding shall be effective if notice is given in accordance with Section 11.3, (d) agrees that notwithstanding anything to the contrary contained herein, the Seller will not have any rights or claims, regardless of the legal theory under which such right or claim may be asserted, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, and will not seek any such rights or claims against any of the Debt Financing Source Related Parties in connection with this Agreement, the Debt Financing Commitment, the Debt Financing or any Definitive Debt Financing Agreement, and no Debt Financing Source Related Party shall have any liability to the Seller for any obligations or liabilities of party hereto or for any claim (regardless of the legal theory under which such claim may be asserted, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory), based on, in respect of, or by reason of, the transactions contemplated hereby, the Debt Financing Commitment, the Debt Financing or any Definitive Debt Financing Agreement, (e) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE RELATED PARTY IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, THE DEBT FINANCING COMMITMENT, ANY DEFINITIVE DEBT FINANCING AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER and (f) agrees that the Debt Financing Source Related Parties are express third-party beneficiaries of, and may enforce, any of the provisions herein reflecting the foregoing agreements in this Section (and such provisions and the provisions in Section 5.4(a) shall not be amended in any respect that is adverse to the Debt Financing Source Related Parties without the prior written consent of the applicable Debt Financing Source Related Parties (it being understood and agreed that any amendment to the provisions of Section 5.4(a) shall be adverse to the Debt Financing Source Related Parties)). This Section shall not limit or qualify the rights and obligations of the Debt Financing Source Related Parties and the other parties to the Debt Financing under the Debt Financing Commitment or other Definitive Debt Financing Agreements.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Seller, the Company and the Buyer Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LSF11 REDWOOD PARENT, L.P., a Delaware limited partnership By: LSF11 Redwood GP LLC Its: General Partner

By:	/s/ Clay Sampson
Name:	Clay Sampson
Title:	President

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

LSF11 REDWOOD TOPCO LLC, a Delaware limited liability company

By:	/s/ Jaime Easley
Name:	Jaime Easley
Title:	President

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

ITT INDUSTRIES HOLDINGS, INC.

By:	/s/ Lori B. Marino
Name:	Lori B. Marino
Title:	Senior Vice President, General Counsel & Secretary

ITT INC.

By:	/s/ Lori B. Marino
Name:	Lori B. Marino
Title:	Senior Vice President, Chief Legal Officer, Secretary & Chief Compliance Officer

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

Exhibit A

Escrow Agreement

Exhibit B

Registration Rights Agreement